Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: MALLINCKRODT PLC, et al., Debtors.[1]	) ) ) ) ) ) ) )	Chapter 11 Case No. 23-11258 (JTD) (Jointly Administered)

FIRST AMENDED PREPACKAGED

JOINT PLAN OF REORGANIZATION OF MALLINCKRODT PLC

AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Mark D. Collins (No. 2981)		George A. Davis (admitted pro hac vice)
Michael J. Merchant (No. 3854)		Anupama Yerramalli (admitted pro hac vice)
Amanda R. Steele (No. 5530)		Adam Ravin (admitted pro hac vice)
Brendan J. Schlauch (No. 6115)		LATHAM & WATKINS LLP
RICHARDS, LAYTON & FINGER, P.A.		1271 Avenue of the Americas
One Rodney Square		New York, New York 10020
920 N. King Street		Telephone:	(212) 906-1200
Wilmington, Delaware 19801		Facsimile:	(212) 751-4864
Telephone:	(302) 651-7700	Email:	george.davis@lw.com
Facsimile:	(302) 651-7701		anu.yerramalli@lw.com
Email:	collins@rlf.com		adam.ravin@lw.com
merchant@rlf.com
	steele@rlf.com	- and -
schlauch@rlf.com
Jason B. Gott (admitted pro hac vice)
LATHAM & WATKINS LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
		Telephone:	(312) 876-7700
		Facsimile:	(312) 993-9767
		Email:	jason.gott@lw.com

Proposed Counsel to the Debtors and Debtors in Possession

Dated:  September 29, 2023

[1]	A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at https://restructuring.ra.kroll.com/mallinckrodt2023. The Debtors’ mailing address is 675 McDonnell Blvd., Hazelwood, Missouri 63042.

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES		54
A.	Assumption of Executory Contracts and Unexpired Leases	54
B.	Payments on Assumed Executory Contracts and Unexpired Leases	55
C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	56
D.	Contracts and Leases Entered into After the Petition Date	56
E.	Reservation of Rights	56
F.	Directors and Officers Insurance Policies	56
G.	Other Insurance Contracts	57
H.	Indemnification Provisions and Reimbursement Obligations	57
I.	Employee Compensation and Benefits	57

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		58
A.	Timing and Calculation of Amounts to Be Distributed	58
B.	Special Rules for Distributions to Holders of Disputed Claims	59
C.	Rights and Powers of Distribution Agent	59
D.	Delivery of Distributions	59
E.	Compliance with Tax Requirements/Allocations	61
F.	Applicability of Insurance Contracts	61
G.	Allocation of Distributions Between Principal and Interest	62
H.	No Postpetition Interest on Claims	62
I.	Means of Cash Payment	62
J.	Setoffs and Recoupment	62

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		63
A.	Disputed Claims Process	63
B.	Allowance and Disallowance of Claims	63
C.	Claims Administration Responsibilities	64
D.	Adjustment to Claims or Interests without Objection	64
E.	Distributions After Allowance	64

Article VIII. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		65
A.	Conditions Precedent to the Effective Date	65
B.	Waiver of Conditions	66
C.	Effect of Non-Occurrence of Conditions to the Effective Date	66
D.	Substantial Consummation	67

Article IX. DISCHARGE, RELEASE, INJUNCTION, AND RELATED PROVISIONS		67
A.	Discharge of Claims and Termination of Interests	67
B.	Releases by the Debtors	68
C.	Releases by Holders of Claims and Interests	70
D.	Exculpation	71
E.	Permanent Injunction	72

Article X. RETENTION OF JURISDICTION		73

Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN		75
A.	Modification of Plan	75
B.	Effect of Confirmation on Modifications	76
C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur	76

Article XII. MISCELLANEOUS PROVISIONS		76
A.	Immediate Binding Effect	76
B.	Additional Documents	76
C.	Reservation of Rights	77
D.	Successors and Assigns	77
E.	No Successor Liability	77

ii

F.	Service of Documents	77
G.	Term of Injunctions or Stays	78
H.	Entire Agreement	78
I.	Governing Law	78
J.	Exhibits	79
K.	Nonseverability of Plan Provisions upon Confirmation	79
L.	Closing of Chapter 11 Cases	79
M.	Conflicts	79
N.	2020-2022 Confirmation Order	80
O.	No Strict Construction	80
P.	Section 1125(e) Good Faith Compliance	80
Q.	2002 Notice Parties	80

iii

FIRST AMENDED PREPACKAGED

JOINT PLAN OF REORGANIZATION OF MALLINCKRODT PLC

AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Mallinckrodt plc and each of the debtors and debtors-in-possession in the above-captioned cases (each a “Debtor” and, collectively, the “Debtors”) propose this Plan (as defined herein) for the treatment and resolution of the outstanding Claims against, and Interests in, the Debtors. Capitalized terms used in the Plan and not otherwise defined have the meanings ascribed to such terms in Article I.A of the Plan.

Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the treatment and resolution of outstanding Claims and Interests therein pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of the Plan and certain related matters, including distributions to be made under the Plan. There also are other agreements and documents, which will be filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

Article I.

DEFINED TERMS AND RULES OF INTERPRETATION

A.	Defined Terms

The following terms shall have the following meanings when used in capitalized form herein:

1.            “2017 Replacement Term Loans” shall have the meaning ascribed to the term in the First Lien Term Loan Credit Agreement.

2.            “2018 Replacement Term Loans” shall have the meaning ascribed to the term in the First Lien Term Loan Credit Agreement.

3.            “2020-2022 Chapter 11 Cases” means the chapter 11 cases in the United States Bankruptcy Court for the District of Delaware under the caption In re Mallinckrodt plc, et al., Lead Case No. 20-12522 (JTD).

4.            “2020-2022 Confirmation Order” means the Findings of Fact, Conclusions of Law, and Order Confirming Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [2020-2022 Docket No. 6660] (including all appendices, exhibits, schedules and supplements thereto, as the same may be altered, amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms thereof).

5.            “2020-2022 Plan” means the Modified Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [2020-2022 Docket No. 7670] (including all appendices, exhibits, schedules and supplements thereto, as the same may be altered, amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms thereof).

6.            “2025 First Lien Notes” means the 10.000% First Lien Senior Secured Notes due 2025 issued pursuant to the 2025 First Lien Notes Indenture.

7.            “2025 First Lien Notes Accrued and Unpaid Interest” means the accrued and unpaid interest on the 2025 First Lien Notes payable pursuant to the DIP Orders and calculated for the applicable interest period (or any portion thereof) in accordance with the DIP Orders, after accounting for adequate protection payments made by the Debtors pursuant to the DIP Orders and received by the Holders of 2025 First Lien Notes or, without duplication, the First Lien Notes Indenture Trustee for the benefit of and distribution to the Holders of 2025 First Lien Notes (which, notwithstanding anything to the contrary in the DIP Orders, shall be retained by the Holders of 2025 First Lien Notes and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

8.            “2025 First Lien Notes Claim” means any Claim arising under, derived from, or based on the 2025 First Lien Notes or the 2025 First Lien Notes Indenture, including any Claim for (a) all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2025 First Lien Notes or the 2025 First Lien Notes Indenture, (b) the 2025 First Lien Notes Obligations, or (c) any 2025 First Lien Notes Makewhole Claim.

9.            “2025 First Lien Notes Documents” means the 2025 First Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2025 First Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

10.          “2025 First Lien Notes Indenture” means that certain Indenture, dated as of April 7, 2020, by and among the Company Issuers, as issuers, the guarantors party thereto from time to time, the First Lien Notes Indenture Trustee, and the First Lien Collateral Agent (as modified, amended, or supplemented from time to time), pursuant to which the 2025 First Lien Notes were issued.

11.          “2025 First Lien Notes Makewhole Amount” means $14,850,960 (i.e., 3.0% of the aggregate principal amount of the 2025 First Lien Notes).

12.          “2025 First Lien Notes Makewhole Claim” means any claim, whether secured or unsecured, arising under, derived from or based upon any makewhole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions, including intercreditor claims, due upon certain triggering events as provided for in the 2025 First Lien Notes Indenture or otherwise assertable under any other 2025 First Lien Notes Document.

13.           “2025 First Lien Notes Makewhole Settlement” means the settlement between the Debtors and the Holders of 2025 First Lien Notes Makewhole Claims, as set forth and contemplated by the Plan and effective as of the Effective Date, pursuant to which (a) the 2025 First Lien Notes Makewhole Claims shall be allowed as First Lien Claims in the 2025 First Lien Notes Makewhole Amount; (b) all 2025 First Lien Notes Makewhole Claims in excess of the 2025 First Lien Notes Makewhole Amount shall be waived; and (c) Holders of 2025 First Lien Notes Makewhole Claims shall dismiss all of their pending appeals (including, without limitation, any appeals related to intercreditor claims) with prejudice and direct the applicable indenture trustee to dismiss all such appeals (including, without limitation, any appeals made by such trustee) and that all such Claims and arguments asserted or assertable in connection with such appeals, including the 2025 First Lien Notes Makewhole Claims, have been settled, waived, or released, as applicable, and to the extent that any such pending appeal is not dismissed, shall not (and shall direct the applicable trustee not to) enforce or take any other action in furtherance of such appeal or any exercise of remedies, including turnover, related thereto or resulting therefrom; provided that no Holder of 2025 First Lien Notes Makewhole Claims shall be required to provide any indemnity to the applicable indenture trustee in connection with any such direction; provided, further, that notwithstanding anything to the contrary herein, but subject to Articles IV.E, IX.A, and IX.E, nothing in this Plan will be deemed to modify the applicable indenture trustee’s rights under the 2025 First Lien Notes Indenture.

14.          “2025 First Lien Notes Obligations” shall have the meaning ascribed to the term “Obligations” in the 2025 First Lien Notes Indenture.

15.          “2025 Second Lien Notes” means the 10.000% Second Lien Senior Secured Notes due 2025 issued pursuant to the 2025 Second Lien Notes Indenture.

16.          “2025 Second Lien Notes Claim” means any Claim arising under, derived from, or based on the 2025 Second Lien Notes or the 2025 Second Lien Notes Indenture, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2025 Second Lien Notes or the 2025 Second Lien Notes Indenture (including the Second Priority Notes Obligations (as defined in the 2025 Second Lien Notes Indenture)).

17.          “2025 Second Lien Notes Documents” means the 2025 Second Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2025 Second Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

18.          “2025 Second Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2022, by and among the Company Issuers, as issuers, the guarantors party thereto from time to time and Second Lien Notes Indenture Trustee, as trustee and collateral agent (as modified, amended, or supplemented from time to time), pursuant to which the 2025 Second Lien Notes were issued.

19.          “2028 First Lien Notes” means the 11.500% First Lien Senior Secured Notes due 2028 issued pursuant to the 2028 First Lien Notes Indenture.

20.          “2028 First Lien Notes Accrued and Unpaid Interest” means the accrued and unpaid interest on the 2028 First Lien Notes payable pursuant to the DIP Orders and calculated for the applicable interest period (or any portion thereof) in accordance with the DIP Orders, after accounting for adequate protection payments made by the Debtors pursuant to the DIP Orders and received by the Holders of 2028 First Lien Notes or, without duplication, the First Lien Notes Indenture Trustee for the benefit of and distribution to the Holders of 2028 First Lien Notes (which, notwithstanding anything to the contrary in the DIP Orders, shall be retained by the Holders of 2028 First Lien Notes and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

21.          “2028 First Lien Notes Claim” means any Claim arising under, derived from, or based on the 2028 First Lien Notes or the 2028 First Lien Notes Indenture, including any Claim for (a) all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2028 First Lien Notes or the 2028 First Lien Notes Indenture, (b) the 2028 First Lien Notes Obligations, and (c) any 2028 First Lien Notes Makewhole Claim.

22.          “2028 First Lien Notes Documents” means the 2028 First Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2028 First Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

23.          “2028 First Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2022, by and among the Company Issuers, as issuers, the guarantors party thereto from time to time, the First Lien Notes Indenture Trustee, and the First Lien Collateral Agent (as modified, amended, or supplemented from time to time), pursuant to which the 2028 First Lien Notes were issued.

24.          “2028 First Lien Notes Makewhole Amount” means $108,875,000 (i.e., 16.75% of the aggregate principal amount of the 2028 First Lien Notes).

25.          “2028 First Lien Notes Makewhole Claim” means any claim, whether secured or unsecured, arising under, derived from or based upon any makewhole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions due upon certain triggering events as provided for in the 2028 First Lien Notes Indenture or otherwise assertable under any other 2028 First Lien Notes Document.

26.          “2028 First Lien Notes Makewhole Settlement” means the settlement between the Debtors and the Holders of 2028 First Lien Notes Makewhole Claims, as set forth and contemplated by the Plan and effective as of the Effective Date, pursuant to which (a) the 2028 First Lien Notes Makewhole Claims shall be allowed as First Lien Claims in the 2028 First Lien Notes Makewhole Amount; (b) all 2028 First Lien Notes Makewhole Claims in excess of the 2028 First Lien Notes Makewhole Amount shall be waived; and (c) Holders of 2028 First Lien Notes Makewhole Claims shall direct the applicable trustee that all such Claims and arguments asserted or assertable in connection with the 2028 First Lien Notes Makewhole Claims have been settled, waived, or released, as applicable; provided that no Holder of 2028 First Lien Notes Makewhole Claims shall be required to provide any indemnity to the applicable indenture trustee in connection with any such direction; provided, further, that notwithstanding anything to the contrary herein, but subject to Articles IV.E, IX.A, and IX.E, nothing in this Plan will be deemed to modify the applicable indenture trustee’s rights under the 2028 First Lien Notes Indenture.

27.          “2028 First Lien Notes Obligations” shall have the meaning ascribed to the term “Obligations” in the 2028 First Lien Notes Indenture.

28.          “2029 Second Lien Notes” means the 10.000% second lien senior secured notes due 2029 pursuant to the 2029 Second Lien Notes Indenture.

29.          “2029 Second Lien Notes Claim” means any Claim arising under, derived from, or based on the 2029 Second Lien Notes or the 2029 Second Lien Notes Indenture, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2029 Second Lien Notes or the 2029 Second Lien Notes Indenture (including the Second Priority Notes Obligations (as defined in the 2029 Second Lien Notes Indenture)).

30.          “2029 Second Lien Notes Documents” means the 2029 Second Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2029 Second Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

31.          “2029 Second Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2022, by and among the Company Issuers, as issuers, the guarantors party thereto from time to time, the Second Lien Notes Indenture Trustee, as trustee and collateral agent (as modified, amended, or supplemented from time to time), pursuant to which the 2029 Second Lien Notes were issued.

32.          “Ad Hoc 2025 Noteholder Group” means that certain ad hoc group of holders of 2025 First Lien Notes represented by, among others, Davis Polk & Wardwell LLP.

33.          “Ad Hoc Crossover Group” means that certain ad hoc group of holders of certain First Lien Creditors and Second Lien Creditors represented by, among others, Paul, Weiss, Rifkind, Wharton & Garrison LLP and advised by, among others, Perella Weinberg Partners LP.

34.          “Ad Hoc Crossover Group Steering Committee” means the steering committee for the Ad Hoc Crossover Group.

35.          “Ad Hoc First Lien Term Loan Group” means that certain ad hoc group of holders of certain First Lien Claims represented by, among others, Gibson, Dunn & Crutcher LLP and advised by Evercore Group, LLC.

36.          “Ad Hoc First Lien Group Steering Committee” means the steering committee for the Ad Hoc First Lien Term Loan Group.

37.          “Administrative Claim” means a Claim, including a General Administrative Claim, for costs and expenses of administration under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims (to the extent Allowed by the Bankruptcy Court); (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930; (d) all Cure Costs; and (e) the Restructuring Fees and Expenses (in accordance with the Restructuring Support Agreement); provided that the foregoing clauses (a) through (d) shall not be interpreted as enlarging the scope of sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code.

38.          “Affiliate” means, with respect to any Entity, all Entities that would fall within the definition of an “affiliate” as such term is defined in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

39.          “Allowed” means with respect to any Claim or Interest (or any portion thereof): (a) any Claim or Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before any applicable period of limitation under applicable law or such other applicable period of limitation fixed by the Bankruptcy Court; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of the Bankruptcy Court or a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Interest expressly deemed Allowed by this Plan. “Allow,” “Allows,” and “Allowing” shall have correlative meanings.

40.          “Alternate/Supplemental Distribution Process” means alternate, additional or supplemental procedures in consultation with the applicable Distribution Agent to make distributions of New Common Equity to Holders of First Lien Claims or Second Lien Notes Claims, as applicable.

41.          “Amended Cooperation Agreement” means the Cooperation Agreement as amended by that certain Amendment to the Opioid MDT II Cooperation Agreement, dated as of August 23, 2023.

42.          “A/R Agent” means Barclays Bank plc as Agent (as such term is defined in the applicable A/R Document).

43.          “A/R Documents” means the Prepetition A/R Documents, the Postpetition A/R Documents, and the Exit A/R Documents.

44.          “A/R Lender” means a “Lender” (as defined in the applicable A/R Document).

45.          “Avoidance Actions” means any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by or on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, actions or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws.

46.          “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

47.          “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

48.          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local, and chambers rules of the Bankruptcy Court.

49.          “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for commercial business with the public in New York City, New York.

50.          “Cash” means the legal tender of the United States of America or the equivalent thereof.

51.          “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

52.          “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Causes of Action also include (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Interests, (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any Avoidance Action or state law fraudulent transfer or similar claim.

53.          “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the voluntary case Filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases for all of the Debtors.

54.          “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against any of the Debtors.

55.          “Claims Register” means the official register of Claims and Interests maintained by the Notice and Claims Agent.

56.          “Class” means a category of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

57.          “CMS/DOJ Settlement” means the settlement between the Parent, Mallinckrodt ARD LLC, and the United States of America resolving the Acthar-related litigations and government investigations disclosed in Mallinckrodt’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al., ex rel., Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, as set forth in the CMS/DOJ Settlement Agreement and effectuated through the 2020-2022 Plan.

58.          “CMS/DOJ Settlement Agreement” means the definitive settlement agreement memorializing the CMS/DOJ Settlement substantially in the form of agreement filed in the 2020-2022 Chapter 11 Cases as Exhibit A at Docket Number 5750.

59.          “CMS/DOJ/States Settlement” means the CMS/DOJ Settlement and the States Settlement.

60.          “CMS/DOJ/States Settlement Agreement” means the CMS/DOJ Settlement Agreement and the States Settlement Agreement.

61.          “Collateral Agent Fees” means the First Lien Collateral Agent Fees and the Second Lien Collateral Agent Fees.

62.          “Combined Order” means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to Sections 1125, 1126(b), and 1145 of the Bankruptcy Code and confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

63.          “Company Issuers” means Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC.

64.          “Compensation and Benefits Programs” means all employment, confidentiality, and non-competition agreements, bonus, gainshare, and incentive programs (other than awards of equity interests, stock options, restricted stock, restricted stock units, warrants, rights, convertible, exercisable, or exchangeable securities, stock appreciation rights, phantom stock rights, redemption rights, profits interests, equity-based awards, or contractual rights to purchase or acquire equity interest at any time and all rights arising with respect thereto), vacation, holiday pay, severance, retirement, savings, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, employee expense reimbursement, and other compensation and benefit obligations of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees, and retirees of their subsidiaries.

65.          “Confirmation” means the entry of the Combined Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

66.          “Confirmation Date” means the date on which Confirmation occurs.

67.          “Confirmation Hearing” means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

68.          “Cooperation Agreement” means that certain Opioid MDT II Cooperation Agreement, dated June 16, 2022 [2020-2022 Docket No. 7586-1] (as may be amended, modified or supplemented from time to time), by and between the Debtors and the MDT II.

69.          “Cure Cost” means any and all amounts required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

70.          “D&O Liability Insurance Policies” means, collectively, all insurance policies (including any “tail policies” and all agreements, documents, or instruments related thereto) issued at any time to, or providing coverage to, any of the Debtors or any of the Debtors’ current or former directors, members, managers, or officers for alleged Wrongful Acts (as defined in the D&O Liability Insurance Policies), or similarly defined triggering acts, in their capacity as such.

71.          “Debtor Release” means the releases set forth in Article IX.B of the Plan.

72.          “Definitive Documents” means, collectively, the Funded Debt Definitive Documents and the MDT II Definitive Documents.

73.          “DIP Agent” means Acquiom Agency Services LLC and Seaport Loan Products LLC, or a duly appointed successor, in their capacity as administrative agent and collateral agent under the DIP Credit Agreement.

74.          “DIP Cash Sweep” means, in the event that the DIP Cash Sweep Trigger occurs, the transfer on the Effective Date of any Unrestricted Cash held immediately before the Effective Date by the Debtors collectively in excess of $160 million (after accounting for implementation of the Exit A/R Facility Cash Sweep) to Holders of DIP Claims on a pro rata basis until either (i) DIP Claims have been satisfied in full or (ii) the Debtors (or Reorganized Debtors) collectively hold no more than $160 million of Unrestricted Cash.

75.          “DIP Cash Sweep Trigger” means Mallinckrodt collectively holding more than $160 million of Unrestricted Cash immediately before the Effective Date after accounting for implementation of the Exit A/R Facility Cash Sweep.

76.          “DIP Claim” means any Claim on account of, arising under, or relating to the DIP Loan Documents, the DIP Facility, or the DIP Orders, including, without limitation, Claims for outstanding principal amounts and accrued and unpaid interest (including any compounding), fees, expenses, indemnification, and other amounts arising under or related to the DIP Loan Documents, the DIP Facility, or the DIP Orders.

77.          “DIP Credit Agreement” means the credit agreement, consistent with the terms set forth in the term sheet attached as Exhibit F to the Restructuring Support Agreement, pursuant to which certain First Lien Creditors and/or their affiliates have agreed to provide Mallinckrodt with a postpetition senior secured debtor-in-possession multi-draw financing facility in an aggregate principal amount of $250 million consisting of (a) an initial draw amount of $150 million that will be drawn in a single drawing upon the entry of the Interim DIP Order, and (b) an additional amount of $100 million that will be drawn in a single drawing upon entry of the Final DIP Order.

78.          “DIP Facility” means the postpetition senior secured debtor-in-possession multi-draw term loan financing facility established under the DIP Credit Agreement.

79.          “DIP Lenders” means the lenders under the DIP Facility.

80.          “DIP Loan Documents” means the documentation governing the DIP Facility, including, without limitation, the DIP Credit Agreement, all Loan Documents (as defined in the DIP Credit Agreement), all fee letters, the DIP Orders, any amendments, modifications and supplements to or in respect of any of the foregoing, and any related guarantee, security, notes, certificates, documents, instruments, or similar documents.

81.          “DIP Motion” means the motion [Docket No. 21] filed with the Bankruptcy Court seeking approval of the DIP Facility and the DIP Credit Agreement.

82.          “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

83.          “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, as amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

84.          “Disputed” means, with respect to any Claim or Interest, except as otherwise provided herein, a Claim or Interest: (a) that is not Allowed; (b) that is not disallowed under this Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

85.          “Distribution Agent” means the Reorganized Debtors or any party designated by the Debtors or Reorganized Debtors to serve as distribution agent under this Plan.

86.          “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Effective Date or such other date agreed to by the Debtors and the Required Supporting Secured Creditors.

87.          “DTC” means The Depository Trust Company or any successor thereto.

88.          “Effective Date” means the date on which all conditions specified in Article VIII.A of the Plan have been (a) satisfied or (b) waived pursuant to Article VIII.B of the Plan.

89.          “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

90.          “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

91.          “Examiner” means an examiner appointed to the Parent under Section 509 of the Companies Act 2014 of Ireland, including any such examiner appointed on an interim basis under Section 512(7) of the Companies Act 2014 of Ireland, by order of the High Court of Ireland in the Irish Examinership Proceedings.

92.          “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or hereafter amended, or any regulations promulgated thereunder.

93.          “Exculpated Party” means, in each case in its capacity as such, the Debtors, the Debtors’ directors, officers, partners, and managers who served at any point between the Petition Date and the Effective Date, and the Debtors’ Retained Professionals.

94.          “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, other than an Unexpired Lease.

95.          “Existing Equity Interest” means any issued, unissued, authorized, or outstanding ordinary shares, preferred shares, or other instrument evidencing an ownership interest in the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests (including under any employment or benefits agreement) at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

96.          “Exit A/R Agreement” means the credit agreement to be entered into to establish an accounts receivable lending facility that consists of substantially similar terms to the Postpetition A/R Facility (subject to reasonable modifications made in connection with such facility becoming a post-emergence facility) or other alternative exit financing (if any) to re-finance the Postpetition A/R Facility, as applicable.

97.          “Exit A/R Documents” means the Exit A/R Agreement together with all other related documents (including any purchase and sale documents, performance guarantees, fee and/or engagement letters, pledge agreements, instruments, and other agreements), in each case as supplemented, amended, restated, or otherwise modified from time to time.

98.          “Exit A/R Facility” means an accounts receivable lending facility that consists of substantially similar terms to the Postpetition A/R Facility (subject to reasonable modifications made in connection with such facility becoming a post-emergence facility) or other alternative exit financing (if any) to re-finance the Postpetition A/R Facility, as applicable.

99.          “Exit A/R Facility Cash Sweep” means, in the event that the Exit A/R Facility Cash Sweep Trigger occurs, the transfer on the Effective Date of any Unrestricted Cash held immediately before the Effective Date by the Debtors collectively in excess of $160 million to pay any outstanding amounts owed under the Postpetition A/R Facility until either (i) such outstanding amounts have been reduced to $100 million or (ii) the Debtors collectively have no more than $160 million of Unrestricted Cash.

100.        “Exit A/R Facility Cash Sweep Trigger” means Mallinckrodt collectively holding more than $160 million of Unrestricted Cash immediately before the Effective Date.

101.        “Exit Financing Documents” means any agreements, indentures, commitment letters, documents, or instruments relating to any exit financing facility or facilities to be entered into by the Reorganized Debtors, including with respect to the Exit A/R Documents, the New Takeback Debt Documentation, and the Syndicated Exit Financing Documentation.

102.        “Exit Minimum Cash Sweep” means, in the event that the Exit Minimum Cash Sweep Trigger occurs, the transfer on the Effective Date of any Unrestricted Cash held immediately before the Effective Date by the Debtors collectively in excess of $160 million (after accounting for implementation of the Exit A/R Facility Cash Sweep and the DIP Cash Sweep) to Holders of First Lien Claims on a pro rata basis until the Debtors (or Reorganized Debtors) collectively hold no more than $160 million of Unrestricted Cash.

103.        “Exit Minimum Cash Sweep Trigger” means Mallinckrodt collectively holding more than $160 million of Unrestricted Cash immediately before the Effective Date after accounting for implementation of the Exit A/R Facility Cash Sweep and the DIP Cash Sweep.

104.        “File” or “Filed” or “Filing” means file, filed, or filing, respectively, with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

105.        “Final DIP Order” means the order (and all exhibit and schedules thereto, including any budget) [Docket No. 316] entered by the Bankruptcy Court on a final basis: (a) approving the DIP Facility, the DIP Credit Agreement, and the DIP Motion; (b) authorizing the Debtors’ use of Cash Collateral; and (c) providing for adequate protection of secured creditors.

106.        “Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

107.        “Final Postpetition A/R Order” means the order (and all exhibit and schedules thereto, including any budget) [Docket No. 921] entered by the Bankruptcy Court on a final basis approving the Postpetition A/R Facility and the Postpetition A/R Motion.

108.        “First Day Pleadings” means the motions, petitions, pleadings, and draft orders that the Debtors filed at the commencement of the Chapter 11 Cases. First Day Pleadings include the related interim and Final Orders as entered by the Bankruptcy Court in connection with the relief requested in such motions.

109.        “First Lien Claim” means either a First Lien Notes Claim or a First Lien Term Loan Claim.

110.        “First Lien Collateral Agent” means Deutsche Bank AG New York Branch in its capacity as collateral agent in respect of the First Lien Creditors (or any portion thereof) or, as applicable, any successors, assignees or delegees thereof under any of the First Lien Credit Documents (including any applicable intercreditor agreements).

111.        “First Lien Collateral Agent Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs (including professional and advisory fees, expenses, and costs) that are due and owing as of the Effective Date to the First Lien Collateral Agent related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, or the First Lien Credit Documents, as applicable.

112.        “First Lien Creditors” means the holders of First Lien Indebtedness.

113.        “First Lien Credit Documents” means the First Lien Notes Documents, the First Lien Term Loan Credit Documents, and the Intercreditor Agreements.

114.        “First Lien Indebtedness” means, collectively, the First Lien Notes Indebtedness and the First Lien Term Loan Indebtedness.

115.        “First Lien New Common Equity” means the aggregate number of shares of New Common Equity equal to ninety-two and three-tenths percent (92.3%) of the New Common Equity issued on the Effective Date.

116.        “First Lien Notes” means the 2025 First Lien Notes and the 2028 First Lien Notes.

117.        “First Lien Notes Claim” means either a 2025 First Lien Notes Claim or a 2028 First Lien Notes Claim.

118.        “First Lien Notes Documents” means the 2025 First Lien Notes Documents and the 2028 First Lien Notes Documents.

119.        “First Lien Notes Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the First Lien Notes Documents, including the First Lien Notes and accrued and unpaid interest (including any compounding) with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other First Priority Notes Obligations (as defined in each of the First Lien Notes Indentures).

120.        “First Lien Notes Indentures” means the 2025 First Lien Notes Indenture and the 2028 First Lien Notes Indenture.

121.        “First Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as the trustee under the 2025 First Lien Notes Indenture and/or the 2028 First Lien Notes Indenture or, as applicable, any successors, assignees or delegees thereof under any of the First Lien Notes Documents (including any applicable intercreditor agreements).

122.        “First Lien Notes Indenture Trustee Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs that are due and owing as of the Effective Date to the First Lien Notes Indenture Trustee related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, the 2025 First Lien Notes Documents, and the 2028 First Lien Notes Documents, as applicable.

123.        “First Lien Term Loan Administrative Agents” means, collectively, Acquiom Agency Services LLC and Seaport Loan Products LLC in their capacities as co-administrative agents under the First Lien Term Loan Credit Agreement or, as applicable, any successors, assignees or delegees thereof under any of the First Lien Term Loan Credit Documents (including any applicable intercreditor agreements).

124.        “First Lien Term Loan Administrative Agents Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs that are due and owing as of the Effective Date to the First Lien Term Loan Administrative Agents related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, or the First Lien Term Loan Credit Documents, as applicable.

125.        “First Lien Term Loan Claim” means any Claim held by the First Lien Term Loan Administrative Agents, any First Lien Term Loan Lender or any other Secured Party (as defined in the First Lien Term Loan Credit Documents) arising under, derived from or based upon the First Lien Term Loan Credit Documents, including Claims for all principal amounts outstanding and accrued and unpaid interest, fees, expenses, costs, indemnification and other amounts arising under or related to the First Lien Term Loan Credit Documents.

126.        “First Lien Term Loan Credit Agreement” means that certain Credit Agreement, dated as of June 16, 2022 among the Parent, the Company Issuers, the First Lien Term Loan Administrative Agents, the First Lien Collateral Agent, and each lender from time to time party thereto (as modified, amended, or supplemented from time to time).

127.        “First Lien Term Loan Credit Documents” means the First Lien Term Loan Credit Agreement together with all other related documents, instruments, and agreements (including all Loan Documents (as defined in the First Lien Term Loan Credit Agreement), in each case as supplemented, amended, restated, or otherwise modified from time to time.

128.        “First Lien Term Loan Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the First Lien Term Loan Credit Documents, including the First Lien Term Loans and accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accounts’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case pursuant to the terms of the First Lien Term Loan Credit Agreement, and all other Obligations (as defined in the First Lien Term Loan Credit Agreement).

129.        “First Lien Term Loan Lender” means a “Lender” (as defined in the First Lien Term Loan Credit Agreement).

130.        “First Lien Term Loan Obligations” shall have the meaning ascribed to the term “Obligations” in the First Lien Term Loan Credit Agreement.

131.        “First Lien Term Loans” means the 2017 Replacement Term Loans and the 2018 Replacement Term Loans.

132.        “First Lien Term Loans Accrued and Unpaid Interest” means the accrued and unpaid interest on the First Lien Term Loans payable pursuant to the DIP Orders and calculated for the applicable interest period (or any portion thereof) in accordance with the DIP Orders, after accounting for adequate protection payments made by the Debtors pursuant to the DIP Orders and received by the First Lien Term Loan Lenders or, without duplication, the First Lien Term Loan Administrative Agents for the benefit of and distribution to the First Lien Term Loan Lenders (which, notwithstanding anything to the contrary in the DIP Orders, shall be retained by the First Lien Term Loan Lenders and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

133.        “Funded Debt Definitive Documents” means: (a) the Plan; (b) the Disclosure Statement; (c) the Transaction Steps Plan and any agreements utilized to effectuate the Transaction Steps Plan; (d) the Combined Order; (e) the Scheme of Arrangement and any other court documents and substantive pleadings submitted in the Irish Examinership Proceedings; (f) an order of the High Court of Ireland confirming the Scheme of Arrangement; (g) the Exit Financing Documents, including all intercreditor agreements (if any); (h) the New Governance Documents; (i) the documents identifying known and determined directors of the Reorganized Debtors; (j) the DIP Credit Agreement; (k) the DIP Motion; (l) the DIP Orders; (m) any material amendments to the Revised Deferred Cash Payments Agreement or the Amended Cooperation Agreement; (n) the MDT II CVR Agreement; (o) the First Day Pleadings; (p) the schedule of retained Causes of Action; (q) the Rejected Executory Contract/Unexpired Lease List; (r) the Shareholders Agreement; and (s) any new key employee incentive and retentive based compensation programs to be proposed after the Petition Date.

134.        “General Administrative Claim” means any Administrative Claim, other than a Professional Fee Claim, a Claim for Restructuring Fees and Expenses (in accordance with the Restructuring Support Agreement), DIP Claim, Postpetition A/R Claim, or a Claim for fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930.

135.        “General Unsecured Claim” means any Unsecured Claim including (a) Claims arising from the rejection of unexpired leases or executory contracts (if any) and (b) Claims arising from any litigation or other court, administrative, or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor in connection therewith.

136.        “Governance Term Sheet” means the term sheet setting forth the preliminary material terms in respect of the corporate governance of Reorganized Parent, which Governance Term Sheet will be filed with the Plan Supplement; provided that such term sheet shall contain customary minority shareholder rights.

137.        “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

138.        “Holder” means an Entity holding a Claim or Interest, as applicable.

139.        “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

140.        “Indemnification Provisions” means each of the Debtors’ indemnification provisions in effect as of the Petition Date, whether in the Debtors’ memoranda and articles of association, bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise providing a basis for any obligation of a Debtor to indemnify, defend, reimburse, or limit the liability of, or to advances fees and expenses to, any of the Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, and professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates, each of the foregoing solely in their capacity as such.

141.        “Indenture Trustee Fees” means the First Lien Notes Indenture Trustee Fees and the Second Lien Notes Indenture Trustee Fees.

142.        “Intercreditor Agreements” has the meaning set forth in the DIP Orders.

143.        “Interim DIP Order” means the order (and all exhibit and schedules thereto, including any budget) [Docket No. 184] entered by the Bankruptcy Court on an interim basis (a) approving the DIP Facility, the DIP Credit Agreement, and the DIP Motion; (b) authorizing the Debtors’ use of Cash Collateral; and (c) providing for adequate protection of secured creditors.

144.        “Interim Postpetition A/R Order” means the order (and all exhibit and schedules thereto, including any budget) [Docket No. 171] entered by the Bankruptcy Court on an interim basis approving the Postpetition A/R Facility and the Postpetition A/R Motion.

145.        “Insurance Contracts” means any and all insurance policies issued at any time to, or that otherwise may provide or may have provided coverage to, any of the Debtors, regardless of whether the insurance policies were issued to a Debtor or to a Debtor’s prior affiliates, subsidiaries, or parents (including but not limited to Medtronic plc and its affiliates, subsidiaries, and parents) or otherwise, or to any of their predecessors, successors, or assigns, and any and all agreements, documents or instruments relating thereto, including any and all agreements with a third party administrator for claims handling, risk control or related services, any and all D&O Liability Insurance Policies, and any and all Workers’ Compensation Contracts. For the avoidance of doubt, Insurance Contracts include any insurance policies issued at any time to the Debtors’ prior affiliates, subsidiaries, and parents (including but not limited to Medtronic plc and its affiliates, subsidiaries, and parents) or otherwise, or to any of their predecessors, successors, or assigns, under which Debtors had, have, or may have any rights solely to the extent of the Debtors’ rights thereunder. For the avoidance of doubt and notwithstanding anything to the contrary herein, Insurance Contracts specifically excludes any Opioid Insurance Policies (as defined in the 2020-2022 Plan).

146.        “Insurer” means any company or other Entity that issued or entered into an Insurance Contract (including any third party administrator) and any respective predecessors and/or Affiliates thereof.

147.        “Intercompany Claim” means a prepetition Claim held by a Debtor or Non-Debtor Affiliate against a Debtor.

148.        “Intercompany Interest” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in any Debtor other than the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

149.        “Interests” means an equity interest, including the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any of the Parent or its affiliates, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any of the Parent or its affiliates (whether or not arising under or in connection with any employment agreement).

150.        “Irish Confirmation Order” mean an order of the High Court of Ireland to be made pursuant to Section 541 of the Companies Act 2014 of Ireland confirming the Scheme of Arrangement without material modification.

151.        “Irish Examinership Proceedings” means the examinership proceedings to be commenced by the directors of the Parent in respect of the Parent, pursuant to and in accordance with the requirements of Part 10 of the Companies Act 2014 of Ireland.

152.        “Irish Takeover Panel” means the Irish Takeover Panel constituted under Irish Takeover Panel Act 1997.

153.        “Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2013.

154.        “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

155.        “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

156.        “Mallinckrodt” means, collectively, the Debtors and the Non-Debtor Affiliates.

157.        “Management Incentive Plan” means the management incentive plan to be adopted after the Effective Date, which shall provide for the issuance to management, key employees and directors of the Reorganized Debtors in an amount not to exceed ten percent (10%), in total, of the fully diluted New Common Equity, with the structure and grants to be determined by the Reorganized Board in consultation with a compensation consultant that will be mutually selected by the Ad Hoc First Lien Term Loan Group and the Ad Hoc Crossover Group.

158.        “MDT II” means the Opioid Master Disbursement Trust II established pursuant to the MDT II Agreement.

159.        “MDT II Agreement” means that certain Trust Agreement of Opioid Master Disbursement Trust II, dated as of June 16, 2022, by and among Michael Atkinson, Anne Ferazzi, and Jennifer E. Peacock, as trustees, Wilmington Trust, N.A., as resident trustee, and the Debtors party thereto [2020-2022 Docket No. 7684-2].

160.        “MDT II Claim” means any Claim or cause of action, whether existing now or arising in the future, based in whole or in part on any conduct or circumstance arising out of, relating to, or in connection with the MDT II, including, for the avoidance of doubt, claims for the Original Deferred Cash Payments, claims for indemnification, contribution, or reimbursement on account of payments or losses in any way arising out of, relating to, or in connection with any such conduct or circumstance. For the avoidance of doubt, the MDT II Reserved Claims are not and shall not be considered MDT II Claims.

161.        “MDT II CVRs” means MDT II’s contingent value rights (which rights are as agreed in the MDT II CVR Agreement) to purchase 5.0% of the New Common Equity subject to dilution from the Management Incentive Plan, exercisable at any time prior to the date that is four (4) years after the Effective Date, with an aggregate equity strike price based on a total enterprise value of $3.776 billion, less funded debt at emergence (including outstanding amounts under the Exit A/R Facility) plus available Cash after the Exit Minimum Cash Sweep.

162.        “MDT II CVR Agreement” means that certain Contingent Value Rights Agreement, dated as of August 23, 2023, by and among the Parent and the MDT II, providing for the MDT II CVRs.

163.        “MDT II Definitive Documents” means: (a) the Plan; (b) the Combined Order; (c) the Scheme of Arrangement; (d) an order of the High Court of Ireland confirming the Scheme of Arrangement; and (e) the MDT II Documents; provided that, for the avoidance of doubt, nothing in this Plan will modify the MDT II’s rights to consent to any amendment to the MDT II Documents, each as set forth therein.

164.        “MDT II Documents” means the Amended Cooperation Agreement, the MDT II Agreement, the Revised Deferred Cash Payments Agreement, and the MDT II CVR Agreement.

165.        “MDT II Reserved Claim” means (a) any rights preserved under the Revised Deferred Cash Payments Agreement, (b) rights, claims and entitlements under the MDT II CVR Agreement; (c) rights, claims, and entitlements under the Amended Cooperation Agreement and, to the extent not amended by the Amended Cooperation Agreement, any of the MDT II’s rights to discovery and entitlements to discovery from the Debtors and any non-Debtor as set forth in the Cooperation Agreement or the 2020-2022 Plan, and (d) any of the MDT II’s rights, defenses, claims, and causes of action assigned under the 2020-2022 Plan against Persons other than Mallinckrodt, including but not limited to the Assigned Third-Party Claims (as defined in the 2020-2022 Plan) and Assigned Insurance Rights (as defined in the 2020-2022 Plan), and in respect of Other Opioid Claims (as defined in the 2020-2022 Plan).

166.        “MDT II Settlement Payment” means a single $250 million lump-sum payment in Cash from Mallinckrodt to the MDT II in full and final satisfaction of all MDT II Claims (including, for the avoidance of doubt, all of the outstanding Original Deferred Cash Payments), to be made no later than one (1) Business Day before the Petition Date.

167.        “MDT II Trustee(s)” means Jennifer E. Peacock, Michael Atkinson, and Anne Ferazzi solely in their respective capacities as trustees of the MDT II.

168.        “Monitor” means the monitor appointed pursuant to that certain Order (I) Appointing R. Gil Kerlikowske as Monitor for Voluntary Injunction and (II) Approving the Monitor’s Employment of Saul Ewing as Counsel at the Cost and Expense of the Debtors [2020-2022 Docket No. 1306] and the 2020-2022 Confirmation order.

169.        “New Common Equity” means ordinary shares of the Reorganized Parent, as applicable, to be issued on the Effective Date.

170.        “New First Priority Takeback Term Loans” means, with respect to the Allowed DIP Claims that are not otherwise repaid in Cash on the Effective Date, the New Takeback Term Loans into which such Allowed DIP Claims shall convert, which New First Priority Takeback Term Loans shall be classified in a separate tranche of New Takeback Term Loans under the New Takeback Term Loan Facility and have a first-out priority of payment relative to the New Second Priority Takeback Debt.

171.        “New Governance Documents” means any organizational or constitutional documents, operating agreements, warrant agreements, option agreements, management services agreements, shareholder and member-related agreements, registration rights agreements or other governance documents, including the Governance Term Sheet, for the Reorganized Parent and the Reorganized Debtors; provided that the New Governance Documents shall contain customary minority shareholder rights.

172.        “New Second Priority Takeback Debt” means, in the event that less than $1.65 billion is raised in the Syndicated Exit Financing, the New Second Priority Takeback Term Loans or the New Takeback Notes, as applicable.

173.        “New Second Priority Takeback Term Loans” means the New Takeback Term Loans that are not New First Priority Takeback Term Loans and which shall: (a) be issued on the Effective Date in accordance with Article III.B.2 to (i) each Holder of First Lien Term Loan Claims unless such Holder makes a New Takeback Notes Election and (ii) each Holder of First Lien Notes Claims that makes a New Takeback Term Loans Election; (b) be classified as a separate tranche of New Takeback Term Loans under the New Takeback Term Loan Facility and (c) have a second-out priority of payment relative to the New First Priority Takeback Term Loans.

174.        “New Takeback Debt” means the New First Priority Takeback Term Loans and the New Second Priority Takeback Debt.

175.        “New Takeback Debt Documentation” means the New Takeback Term Loan Documentation and the New Takeback Notes Documentation.

176.        “New Takeback Election Record Date” means the record date to be set forth in the Solicitation Procedures Order (which date may be modified in accordance with the procedures set forth in the Solicitation Procedures Order) for purposes of determining (a) the Holders of Allowed First Lien Term Loan Claims eligible to make the New Takeback Notes Election and (b) the Holders of Allowed First Lien Notes Claims eligible to make the New Takeback Term Loans Election.

177.        “New Takeback Notes” means, in the event that less than $1.65 billion is raised in the Syndicated Exit Financing, the new secured takeback first lien notes, which shall be consistent with the terms set forth in Exhibit 1 hereto: (a) be issued on the Effective Date in accordance with Article III.B.2 to (i) each Holder of First Lien Notes Claims unless such Holder makes a New Takeback Term Loans Election and (ii) each Holder of First Lien Term Loan Claims that makes a New Takeback Notes Election; (b) be in an original principal amount equal to the product of (i) the proportion of (x) the amount of Allowed First Lien Claims held by Holders of First Lien Claims that make the New Takeback Notes Election to (y) the amount of all Allowed First Lien Claims, and (ii) the difference between (x) $1.65 billion and (y) the original principal amount of debt issued or borrowed in the Syndicated Exit Financing; and (c) have a second-out priority of payment relative to the New First Priority Takeback Term Loans.

178.        “New Takeback Notes Documentation” means the New Takeback Notes Indenture, notes, and all other related documents, instruments, and agreements (including security agreements) governing the New Takeback Notes, in each case as supplemented, amended, restated, or otherwise modified from time to time.

179.        “New Takeback Notes Election” means the election made by a Holder of Allowed First Lien Term Loan Claims, as of the New Takeback Election Record Date, to receive New Takeback Notes (instead of New Takeback Term Loans) on the Effective Date in accordance with the Solicitation Procedures Order and subject to certifying to the reasonable satisfaction of the Debtors that the Holder of Allowed First Lien Term Loan Claims meets certain eligibility criteria under applicable securities laws.

180.        “New Takeback Notes Indenture” means the indenture (a form of which will be filed with the Plan Supplement) governing the New Takeback Notes, as supplemented, amended, restated, or otherwise modified from time to time.

181.        “New Takeback Notes Indenture Trustee” means the indenture trustee for the New Takeback Notes selected in accordance with the Restructuring Support Agreement.

182.        “New Takeback Term Loan Agent” means the administrative agent for the New Takeback Term Loan Facility selected in accordance with the Restructuring Support Agreement.

183.        “New Takeback Term Loan Credit Agreement” means the credit agreement (a form of which will be filed with the Plan Supplement) governing the New Takeback Term Loan Facility, as supplemented, amended, restated, or otherwise modified from time to time.

184.        “New Takeback Term Loan Documentation” means the New Takeback Term Loan Credit Agreement together with all other related documents, instruments, and agreements (including security agreements) governing the New Takeback Term Loan Facility, in each case as supplemented, amended, restated, or otherwise modified from time to time.

185.        “New Takeback Term Loan Facility” means a new senior secured first lien term loan facility, which will be governed by the New Takeback Term Loan Documentation, in an original principal amount equal to the difference between (a) $1.65 billion and (b) the sum of (i) the original principal amount of debt issued or borrowed in the Syndicated Exit Financing and (ii) the original principal amount of debt issued or borrowed in respect of the New Takeback Notes.

186.        “New Takeback Term Loans” means, in the event that less than $1.65 billion is raised in the Syndicated Exit Financing, the term loans, which shall be consistent with the terms set forth in Exhibit 1 hereto, under the New Takeback Term Loan Facility in an original principal amount equal to the difference between (a) $1.65 billion and (b) the sum of (i) the original principal amount of debt issued or borrowed in the Syndicated Exit Financing and (ii) the original principal amount of debt issued or borrowed in the New Takeback Notes.

187.        “New Takeback Term Loans Election” means the election made by a Holder of Allowed First Lien Notes Claims, as of the New Takeback Election Record Date, to receive New Takeback Term Loans (instead of New Takeback Notes) on the Effective Date in accordance with the Solicitation Procedures Order and subject to certifying to the reasonable satisfaction of the Debtors that the Holder of Allowed First Lien Notes Claims meets certain eligibility criteria under applicable securities laws.

188.        “Non-Debtor Affiliates” means all of the Affiliates of the Debtors, other than the other Debtors.

189.        “Notice and Claims Agent” means Kroll Restructuring Administration LLC, in its capacity as noticing, claims, and solicitation agent for the Debtors, pursuant to an order of the Bankruptcy Court.

190.        “Original Deferred Cash Payments” has the meaning ascribed to the term “Opioid Deferred Cash Payments” in the 2020-2022 Plan and in the Deferred Cash Payments Agreement.

191.        “Original Deferred Cash Payments Agreement” means that certain Opioid Deferred Cash Payments Agreement [2020-2022 Docket No. 7644], by and between the Debtors and the MDT II, establishing the Original Deferred Cash Payments Terms pursuant to the order of the Delaware Bankruptcy Court dated June 7, 2022 [2020-2022 Docket No. 7598] and the 2020-2022 Confirmation Order.

192.        “Original Deferred Cash Payments Terms” has the meaning ascribed to the term “Opioid Deferred Cash Payments Terms” in the 2020-2022 Plan.

193.        “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) Administrative Claims or (b) Priority Tax Claims.

194.        “Other Secured Claim” means any Secured Claim other than the First Lien Term Loan Claims, First Lien Notes Claims, or Second Lien Notes Claims.

195.        “Parent” means Mallinckrodt plc, a public limited company incorporated under the laws of Ireland with registered number 522227 and having its registered office at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Dublin, Ireland.

196.        “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited partnership, limited liability company, joint venture, association, trust, governmental entity, or other entity or organization.

197.        “Petition Date” means the date on which the Debtors file their voluntary chapter 11 petitions, which is expected to occur on or about August 28, 2023.

198.        “Plan” means this prepackaged joint plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, or the terms hereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

199.        “Plan Supplement” means one or more supplemental appendices to the Plan, which shall include, among other things, draft forms of documents (or terms sheets thereof), schedules, and exhibits to the Plan, in each case subject to the provisions of the Restructuring Support Agreement and as may be amended, modified, or supplemented from time to time on or prior to the Effective Date, including the following documents: (a) the New Governance Documents, (b) a form of the New Takeback Notes Indenture, (c) a form of the New Takeback Term Loan Credit Agreement, (d) the Amended Cooperation Agreement, (e) the Revised Deferred Cash Payments Agreement, (f) the MDT II CVR Agreement, (g) to the extent known and determined, the identity of the members of the Reorganized Board, (h) the Transaction Steps Plan, (i) the Rejected Executory Contract/Unexpired Lease List, (j) a schedule of retained Causes of Action, (k) the Shareholders Agreement; and (l) such other documents as may be specified in the Plan.

200.        “Plan Supplement Filing Date” means the date on which the Plan Supplement is Filed with the Bankruptcy Court, which shall be at least seven (7) days prior to the deadline established by to File objections to Confirmation.

201.        “Postpetition A/R Claim” means any Claim on account of, arising under, or relating to the Postpetition A/R Documents, the Postpetition A/R Facility, or the Postpetition A/R Orders, including, without limitation, Claims for outstanding principal amounts and accrued and unpaid interest, fees, expenses, indemnification and other amounts arising under or related to the Postpetition A/R Documents, the Postpetition A/R Facility, or the Postpetition A/R Orders.

202.        “Postpetition A/R Documents” means the Postpetition A/R Revolving Loan Agreement together with all other related documents (including any purchase and sale documents, performance guarantees, fee and/or engagement letters, pledge agreements, instruments, and other agreements), in each case as supplemented, amended, restated, or otherwise modified from time to time.

203.        “Postpetition A/R Facility” means that certain accounts receivable lending facility that continues on a postpetition basis with economic terms substantially similar to those of the Prepetition A/R Facility (subject to (a) reasonable modifications, mutually agreed to by the borrower thereunder, the A/R Agent, and the A/R Lenders, made in connection with such facility becoming a postpetition facility and (b) other modifications, in the case of this clause (b), subject to the reasonable consent of the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors solely to the extent specifically provided for in the Restructuring Support Agreement (such consent not to be unreasonably withheld, delayed or conditioned)).

204.        “Postpetition A/R Motion” means the motion [Docket No. 20] filed with the Bankruptcy Court seeking approval of the Postpetition A/R Facility.

205.        “Postpetition A/R Orders” means, collectively, the Interim Postpetition A/R Order and the Final Postpetition A/R Order.

206.        “Postpetition A/R Revolving Loan Agreement” means the credit agreement pursuant to which the lenders party thereto agree to provide non-Debtor ST US AR Finance LLC with a revolving loan facility.

207.        “Potential MDT II Chapter 5 Cause of Action” means any of the Debtors’ or their estates’ causes of action under chapter 5 of the Bankruptcy Code and state equivalents, which may exist against the MDT II and its officers, advisors, professionals, agents, trustees, and beneficiaries.

208.        “Prepetition A/R Agreement” means that certain Credit Agreement, dated as of June 16, 2022, by and among MEH, Inc., as servicer, ST US AR Finance LLC, as borrower, the A/R Agent, as agent, the lenders party thereto, and the letter of credit issuers party thereto (as modified, amended, or supplemented from time to time).

209.        “Prepetition A/R Documents” means the Prepetition A/R Agreement together with all other related documents (including any purchase and sale documents, performance guarantees, fee and/or engagement letters, pledge agreements, instruments, and other agreements), in each case as supplemented, amended, restated, or otherwise modified from time to time.

210.        “Prepetition A/R Facility” means that certain accounts receivable lending facility established under the A/R Agreement.

211.        “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

212.        “Professional Fee Claim” means a Claim by a Retained Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

213.        “Professional Fee Escrow Accounts” means segregated interest-bearing accounts funded by the Debtors with Cash no later than ten (10) Business Days before the anticipated Effective Date in an amount equal to the Professional Fee Escrow Amount.

214.        “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Retained Professionals have incurred or will incur in rendering services in connection with the Chapter 11 Cases prior to and as of the Effective Date, which shall be estimated pursuant to the method set forth in Article II.A.2 of the Plan.

215.        “Proof of Claim” means a proof of Claim Filed against any Debtor in the Chapter 11 Cases.

216.        “Pro Rata Share” means, with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class; provided that (a) for Allowed First Lien Claims, the calculation of Pro Rata Share shall (i) exclude First Lien Term Loans Accrued and Unpaid Interest, 2025 First Lien Notes Accrued and Unpaid Interest, and 2028 First Lien Notes Accrued and Unpaid Interest, but (ii) include the 2025 First Lien Notes Makewhole Amount and the 2028 First Lien Notes Makewhole Amount; and (b) for Allowed Second Lien Notes Claims, the calculation of Pro Rata Share shall (i) exclude (x) any makewhole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions, including intercreditor claims, due upon any triggering events as provided for in the Second Lien Notes Indentures or otherwise assertable under any other Second Lien Notes Document, and (y) accrued and unpaid interest (including compounding) on the Second Lien Indebtedness incurred after the Petition Date, but (ii) include accrued and unpaid interest (including compounding) on the Second Lien Indebtedness as of the Petition Date.

217.        “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” shall have a correlative meaning.

218.        “Rejected Executory Contract/Unexpired Lease List” means the list, of Executory Contracts and/or Unexpired Leases (including any amendments or modifications thereto), if any, that will be rejected pursuant to the Plan which will be filed with the Plan Supplement.

219.        “Rejection Damages Claim” means any Claim for damages related to the rejection of Executory Contracts and Unexpired Leases regardless of whether such rejection occurs under this Plan or otherwise.

220.        “Related Parties” means, with respect to an Entity, each of, and in each case in its capacity as such, such Entity’s current and former Affiliates, and such Entity’s and such Affiliates’ current and former members, directors, managers, officers, proxyholders, control persons, investment committee members, special committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, investment managers, and other professionals and advisors, each in their capacity as such, and any such person’s or Entity’s respective heirs, executors, estates, and nominees.

221.        “Released Party” means, collectively, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Non-Debtor Affiliate; (d) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors, officers and proxyholders; (e) each member of the Ad Hoc First Lien Term Loan Group; (f) each member of the Ad Hoc Crossover Group; (g) each member of the Ad Hoc 2025 Noteholder Group; (h) the MDT II and the MDT II Trustees; (i) each Supporting Party; (j) if applicable, each Supporting Party in its capacity as a Holder of Equity Interests; (k) the DIP Agent; (l) the DIP Lenders; (m) the First Lien Term Loan Administrative Agents; (n) the First Lien Notes Indenture Trustee; (o) the Second Lien Notes Indenture Trustee; (p) the A/R Agent; (q) the A/R Lenders; (r) the First Lien Collateral Agent; (s) each Releasing Party; and (t) each Related Party of each Entity in clause (a) through (s); provided that, in each case, an Entity shall not be a Released Party if it (i) elects to opt out of the Releases or (ii) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Releases that is not resolved before Confirmation; provided further that, for the avoidance of doubt, any opt-out election made by a Supporting Party will be void ab initio.

222.        “Releases” means collectively the Debtor Release and the Third-Party Release as set forth in Article IX hereof.

223.        “Releasing Parties” means, collectively, each of, and in each case in its capacity as such: (a) each Non-Debtor Affiliate; (b) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors, officers and proxyholders to the fullest extent they would be obligated to release their claims under the principles of agency if so directed by the Debtor or the Non-Debtor Affiliate as to whom they are a current or former director, officer or proxyholder; (c) each member of the Ad Hoc First Lien Term Loan Group; (d) each member of the Ad Hoc Crossover Group; (e) each member of the Ad Hoc 2025 Noteholder Group; (f) the MDT II and the MDT II Trustees; (g) each Supporting Party; (h) if applicable, each Supporting Party in its capacity as a Holder of Equity Interests; (i) the DIP Agent; (j) the DIP Lenders; (k) the First Lien Term Loan Administrative Agents; (l) the First Lien Notes Indenture Trustee; (m) the Second Lien Notes Indenture Trustee; (n) the A/R Agent; (o) the A/R Lenders; (p) the First Lien Collateral Agent; (q) each Holder of a Claim that is Unimpaired under the Plan that (i) does not timely File with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release, (ii) files such an objection that is consensually resolved with the Debtors on terms providing for such Holder to be a Releasing Party or withdrawn before Confirmation, or (iii) files an objection that is thereafter overruled by the Bankruptcy Court; (r) each other Holder of Claims that is entitled to vote on this Plan and either (i) votes to accept this Plan, (ii) abstains from voting on this Plan and does not elect to opt out of the Releases contained in this Plan, or (iii) votes to reject this Plan and does not elect to opt out of the Releases contained in this Plan; and (s) each Related Party of each Entity in clause (a) through (q) each in its capacity as such and to the fullest extent it would be obligated to release its claims under the principles of agency if so directed by the Entity in clause (a) through (r) to whom it relates; provided that, for the avoidance of doubt, any opt-out election made by a Supporting Party will be void ab initio.

224.          “Reorganized Board” means the initial board of directors or similar governing body of the Reorganized Parent.

225.        “Reorganized Debtors” means, on or after the Effective Date, the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto.

226.        “Reorganized Parent” means, on or after the Effective Date, Mallinckrodt plc as reorganized pursuant to and under the Plan.

227.        “Representatives” means, with respect to any Person, such Person’s Affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, investment advisors, investors, managed accounts or funds, management companies, fund advisors, advisory board members, professionals and other representatives, in each case, solely in their capacities as such.

228.        “Required Supporting 2025 Noteholder Group Creditors” has the meaning set forth in the Restructuring Support Agreement.

229.        “Required Supporting Crossover Group Creditors” has the meaning set forth in the Restructuring Support Agreement.

230.        “Required Supporting First Lien Term Loan Group Creditors” has the meaning set forth in the Restructuring Support Agreement.

231.        “Required Supporting Secured Creditors” means, as of any date of determination, the Required Supporting First Lien Term Loan Group Creditors, the Required Supporting Crossover Group Creditors, and the Required Supporting 2025 Noteholder Group Creditors.

232.        “Restricted Cash” means Cash for which the withdrawal or use of which is restricted, including Cash that collateralizes letters of credit, guarantees, surety bonds, and/or escrow accounts.

233.        “Restructuring Fees and Expenses” means all accrued and unpaid reasonable and documented fees and out-of-pocket expenses incurred prior to the Effective Date of the following: (i) (a) Gibson, Dunn & Crutcher LLP, as primary counsel to the Ad Hoc First Lien Term Loan Group, (b) Evercore Group LLC, as financial advisor to the Ad Hoc First Lien Term Loan Group, (c) one Delaware local counsel, and (d) one Irish local counsel to represent the Ad Hoc First Lien Term Loan Group’s interests in the Chapter 11 Cases or to effectuate the Restructuring; (ii) (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as legal counsel to the Ad Hoc Crossover Group, (b) Perella Weinberg Partners LP, as financial advisor to the Ad Hoc Crossover Group, (c) Sullivan & Cromwell LLP, as legal counsel to certain Holders of Claims in the Ad Hoc Crossover Group, (d) Landis, Rath & Cobb, LLP, as Delaware counsel to the Ad Hoc Crossover Group, and (e) one Irish local counsel to represent the Ad Hoc Crossover Group’s interests in the Chapter 11 Cases or to effectuate the Restructuring; (iii) subject to the fee caps set forth in the Interim DIP Order, (a) Davis Polk & Wardwell LLP, as legal counsel to the Ad Hoc 2025 Noteholder Group, (b) Morris, Nichols, Arsht & Tunnell LLP, as Delaware counsel to the Ad Hoc 2025 Noteholder Group, (c) Quinn Emanuel Urquhart & Sullivan, LLP, as counsel to the appellants in those certain pending appeals before the United States District Court for the District of Delaware related to the Debtors, and (d) Sullivan Hazeltine Allinson LLC, as Delaware counsel to the appellants in those certain pending appeals before the United States District Court for the District of Delaware related to the Debtors; (iv) ArentFox Schiff, LLP, as counsel to the DIP Agent and the First Lien Term Loan Administrative Agents; and (v) any such other advisors subject to the consent of the Debtors (not to be unreasonably withheld), solely to the extent (a) necessary and appropriate to represent the collective interests of the Ad Hoc First Lien Term Loan Group, the Ad Hoc 2025 Noteholder Group, and the Ad Hoc Crossover Group in respect of foreign law matters concerning the New Takeback Term Loan Facility or the New Takeback Notes unless the Ad Hoc First Lien Term Loan Group, the Ad Hoc 2025 Noteholder Group, the Ad Hoc Crossover Group, or their respective counsel determines in good faith that there is a conflict of interest that requires separate representation and (b) the services provided by such advisors are not duplicative of the advisors set forth in clauses (i) through (iv); in each case, in accordance with the engagement or fee letter, if applicable, between such professional or advisor and a Debtor, including any success fees, transaction fees, or similar fees contemplated therein.

234.        “Restructuring Support Agreement” means that certain Restructuring Support Agreement entered into on the RSA Effective Date, by and among the Debtors, the Supporting First Lien Creditors, the Supporting Second Lien Creditors, and the MDT II, and any exhibits, schedules, attachments, or appendices thereto (in each case, as such may be amended, modified or supplemented in accordance with its terms).

235.        “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

236.        “Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and/or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

237.        “Revised Deferred Cash Payments Agreement” means the Original Deferred Cash Payments Agreement as amended by that certain Final Amendment to the Opioid Deferred Cash Payments Agreement, dated as of August 23, 2023, to incorporate the Revised Deferred Cash Payments Terms and the MDT II Settlement Payment.

238.        “Revised Deferred Cash Payments Terms” means the Original Deferred Cash Payments Terms as amended by the Revised Deferred Cash Payments Agreement to (a) reflect the full satisfaction of MDT II Claims (including, for the avoidance of doubt, all of the Original Deferred Cash Payments) and (b) include such other revisions necessary to implement the Restructuring Transactions.

239.        “RSA Effective Date” shall have the meaning ascribed to the term “Agreement Effective Date” in the Restructuring Support Agreement.

240.        “Scheme of Arrangement” means the proposals for a scheme of arrangement in relation to the Parent pursuant to section 539 of the Companies Act 2014 of Ireland that is: (a) based on and consistent in all respects with the terms set forth in Exhibit I to the Restructuring Support Agreement and the Plan and (b) to be annexed to the petition to be presented to the High Court of Ireland at the commencement of the Irish Examinership Proceedings.

241.        “SEC” means the United States Securities and Exchange Commission.

242.        “Second Lien Collateral Agent” means Wilmington Savings Fund Society, FSB in its capacity as collateral agent in respect of the Second Lien Creditors (or any portion thereof) or, as applicable, any successors, assignees or delegees thereof under any of the Second Lien Notes Documents (including any applicable intercreditor agreements).

243.        “Second Lien Collateral Agent Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs that are due and owing as of the Effective Date to the Second Lien Collateral Agent related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, or the Second Lien Notes Documents, as applicable.

244.        “Second Lien Creditors” means the Holders of Second Lien Notes.

245.        “Second Lien Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the Second Lien Notes Documents, including the Second Lien Notes and accrued and unpaid interest (including any compounding) with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other Second Priority Notes Obligations (as defined in each of the Second Lien Notes Indentures).

246.        “Second Lien Notes” means the 2025 Second Lien Notes and the 2029 Second Lien Notes.

247.        “Second Lien Notes Claim” means any Claim arising under, deriving from or based upon the Second Lien Notes or the Second Lien Notes Indentures.

248.        “Second Lien Notes Documents” means the 2025 Second Lien Notes Documents and the 2029 Second Lien Notes Documents.

249.        “Second Lien Notes Indentures” means the 2025 Second Lien Notes Indenture and the 2029 Second Lien Notes Indenture.

250.        “Second Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as the trustee under the Second Lien Notes Indentures or, as applicable, any successors, assignees or delegees thereof under any of the Second Lien Notes Indentures (including any applicable intercreditor agreements).

251.        “Second Lien Notes Indenture Trustee Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs that are due and owing as of the Effective Date to the Second Lien Notes Indenture Trustee related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, the 2025 Second Lien Notes Documents, and the 2029 Second Lien Notes Documents, as applicable.

252.        “Secured Claim” means a Claim: (i) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (ii) otherwise Allowed pursuant to the Plan or order of the Bankruptcy Court as a secured claim.

253.        “Securities” means any instruments that qualify under Section 2(a)(1) of the Securities Act.

254.        “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, or any regulations promulgated thereunder.

255.        “Shareholders Agreement” means the agreement governing certain terms of the New Common Equity to which each holder of the New Common Equity shall be deemed a party and bound by the terms and conditions therein on, and as of, the Effective Date, regardless of whether such holder executes or delivers a signature pages to the agreement, the terms of which shall be consistent with the Governance Term Sheet in all material respects.

256.        “Solicitation Procedures Motion” means the Motion of Debtors for Order (I) Scheduling Combined Hearing to Consider (A) Approval of Disclosure Statement, (B) Approval of Solicitation Procedures and Forms of Ballots, and (C) Confirmation of the Plan; (II) Establishing an Objection Deadline to Object to Disclosure Statement and Plan; (III) Approving the Form and Manner of Notice of Combined Hearing, Objection Deadline, and Notice of Commencement; (IV) Conditionally Waiving Requirement of Filing Statements of Financial Affairs, Schedules of Assets and Liabilities, and 2015.3 Reports; (V) Approving Notice and Objection Procedures for the Assumption or Rejection of Executory Contracts and Unexpired Leases; (VI) Conditionally Waiving Requirement to Convene the Section 341 Meeting of Creditors; and (VI) Conditionally Waiving Requirement to Convene the Section 341 Meeting of Creditors and (VII) Granting Related Relief Pursuant to Sections 105(a), 341, 521(a), 1125, 1126, and 1128 of the Bankruptcy Code and Bankruptcy Rules 1007, 2002, 3017, and 3018 [Docket No. 15].

257.        “Solicitation Procedures Order” means the order [Docket No. 170] of the Bankruptcy Court granting the relief requested in the Solicitation Procedures Motion.

258.        “State” means a state or territory of the United States of America and the District of Columbia.

259.        “States Settlement” means the settlement between the Parent, Mallinckrodt ARD LLC, and each of the States resolving the Acthar-related litigations and government investigations disclosed in Mallinckrodt’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel., Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, as set forth in the States Settlement Agreement and effectuated through the 2020-2022 Plan.

260.         “States Settlement Agreement” means the definitive settlement agreements memorializing the States Settlement filed in the 2020-2022 Chapter 11 Cases at Docket Number 7639.

261.         “Subordinated Claim” means any Claim against the Debtors that is subject to subordination under section 509(c), section 510(b), or section 510(c) of the Bankruptcy Code, including without limitation any Claim for reimbursement, indemnification, or contribution, and the Claims against any Debtors asserted in the lawsuit styled Cont’l Gen. Ins. Co. v. Mallinckrodt plc, Case No. 3:23-cv-03662 (D.N.J.).

262.         “Supporting First Lien Creditors” means the First Lien Creditors party to the Restructuring Support Agreement.

263.         “Supporting Funded Debt Creditors” has the meaning set forth in the Restructuring Support Agreement.

264.         “Supporting Second Lien Creditors” means the Second Lien Creditors party to the Restructuring Support Agreement.

265.         “Supporting Parties” means the Supporting First Lien Creditors, the Supporting Second Lien Creditors, and the MDT II.

266.         “Syndicated Exit Agent” means the administrative agent for the Syndicated Exit Financing selected in accordance with the Restructuring Support Agreement.

267.         “Syndicated Exit Credit Agreement” means the credit agreement governing the Syndicated Exit Financing, the substantially final form of which will be filed with the Plan Supplement.

268.         “Syndicated Exit Financing” means a new money, first-lien debt financing, the terms of which shall be acceptable to the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors, the Debtors will seek to raise and may consummate on the Effective Date in an original principal amount not greater than $1.65 billion, the net proceeds of which will (if consummated) be used to repay certain Allowed DIP Claims and First Lien Claims as provided in the Plan.

269.         “Syndicated Exit Financing Documentation” means the Syndicated Exit Credit Agreement together with all other related documents, instruments, and agreements (including the security agreement and any other documents governing the Syndicated Exit Financing), in each case as supplemented, amended, restated, or otherwise modified from time to time.

270.         “Third-Party Release” means the releases given by the Releasing Parties to the Released Parties in Article IX.C hereof.

271.         “Transaction Steps Plan” means a document to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions.

272.         “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

273.         “Unimpaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

274.         “United States” means the United States of America, its agencies, departments, or agents.

275.         “United States Trustee” means the Office of the United States Trustee for the District of Delaware.

276.         “United States Trustee Statutory Fees” means the quarterly fees due to the United States Trustee under 28 U.S.C § 1930(a)(6), plus any interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ or Reorganized Debtors’ business (or such amount agreed to with the United States Trustee or ordered by the Bankruptcy Court).

277.         “Unrestricted Cash” means, for purposes of the Exit A/R Facility Cash Sweep, the DIP Cash Sweep, and the Exit Minimum Cash Sweep, all Cash (a) other than Restricted Cash and Cash proceeds from the Syndicated Exit Financing (b) calculated after giving effect to the payment in full of all Allowed General Administrative Claims, Allowed Professional Fee Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, United States Trustee Statutory Fees, Restructuring Fees and Expenses, Allowed Other Secured Claims, and Allowed General Unsecured Claims, in each case to the extent accrued and payable as of the Effective Date, and any other fees, expenses, costs, or distributions that must be made under this Plan or otherwise to effectuate the Restructuring Transactions (including amounts paid into the Professional Fee Escrow Accounts, First Lien Term Loans Accrued and Unpaid Interest, 2025 First Lien Notes Accrued and Unpaid Interest, 2028 First Lien Notes Accrued and Unpaid Interest, Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and Collateral Agent Fees).

278.         “Unsecured Claim” means a claim that is not secured by a Lien on property in which one of the Debtors’ Estates has an interest.

279.         “Voluntary Operating Injunction” means the voluntary injunction on the Debtors to enjoin them from, among other things, engaging in certain conduct related to the manufacture, marketing, promotion, sale, and distribution of opioids granted pursuant to the Order Granting Certain Debtors’ Motion for Injunctive Relief Pursuant to 11 U.S.C. § 105 with Respect to the Voluntary Injunction [2020-2022 Adv. Docket No. 196] entered in Mallinckrodt plc v. State of Connecticut, Case No. 20-ap-50850 (JTD) (Bankr. D. Del.) and on a permanent basis through the 2020-2022 Confirmation Order.

280.         “Workers’ Compensation Contracts” means the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and Plans for workers’ compensation and workers’ compensation Insurance Contracts.

B.	Rules of Interpretation

1.            For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (d) any reference to any Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan; (f) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (i) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (j) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interests,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (k) captions and headings to Articles and subdivisions thereof are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (l) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (m) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (n) unless otherwise specified, all references to statutes, regulations, orders, rules of courts, and the like shall mean as in effect on the Effective Date and as applicable to the Chapter 11 Cases; (o) any effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; (p) references to docket numbers are references to the docket numbers of documents Filed in the Chapter 11 Cases under the Bankruptcy Court’s CM/ECF system; and (q) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

2.            The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

3.            All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

4.            Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

5.            References to “[Docket No. ___]” refer to docket items from the Chapter 11 Cases. References to “[2020-2022 Docket No. ___]” refer to docket items from the 2020-2022 Chapter 11 Cases.

C.	Consent Rights

Notwithstanding anything to the contrary in the Plan, the Combined Order, or the Disclosure Statement, any and all consent, consultation, and approval rights set forth in the Restructuring Support Agreement, including rights and limitations with respect to the form and substance of any Definitive Document (including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents) shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein.

Article II.

ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS,
OTHER PRIORITY CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and Other Priority Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A.	Administrative Claims

1.	General Administrative Claims

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, except to the extent that a Holder of an Allowed General Administrative Claim and the applicable Debtor(s) or Reorganized Debtor(s), as applicable, agree to less favorable treatment with respect to such Allowed General Administrative Claim, each Holder of an Allowed General Administrative Claim will receive, in full and final satisfaction of its General Administrative Claim, an amount in Cash equal to the unpaid amount of such Allowed General Administrative Claim in accordance with the following: (a) if such General Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if such General Administrative Claim is Allowed after the Effective Date, on the date such General Administrative Claim is Allowed or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that Allowed General Administrative Claims that arise in the ordinary course of the Debtors’ business during the Chapter 11 Cases shall be paid in full in Cash in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice. Nothing in the foregoing or otherwise in the Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted General Administrative Claim.

2.	Professional Fee Claims

a.	Professional Fee Applications

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than thirty (30) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders. The Reorganized Debtors shall pay Professional Fee Claims owing to the Retained Professionals in Cash to such Retained Professionals in the amount the Bankruptcy Court Allows from funds held in the Professional Fee Escrow Accounts, as soon as reasonably practicable after such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Accounts. To the extent that funds held in the Professional Fee Escrow Accounts are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Retained Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

b.	Professional Fee Escrow Accounts

The Professional Fee Escrow Accounts shall be maintained in trust solely for the Retained Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Accounts or Cash held in the Professional Fee Escrow Accounts in any way. No funds held in the Professional Fee Escrow Accounts shall be property of the Estates of the Debtors or the Reorganized Debtors. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Accounts shall be remitted to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity being required.

c.	Professional Fee Escrow Amount

No later than fifteen (15) Business Days prior to the anticipated Effective Date, the Retained Professionals shall deliver to the Debtors a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Retained Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Retained Professionals are not bound to any extent by the estimates. If a Retained Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Retained Professional. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Accounts; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Accounts to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Accounts based on such estimates.

For the avoidance of Doubt, the terms of this Article II.A.2.C shall not apply to the parties entitled to receive the Restructuring Fees and Expenses.

B.	Postpetition A/R Claims

Except to the extent that a Holder of an Allowed Postpetition A/R Claim and the Debtor(s) against which such Allowed Postpetition A/R Claim is asserted agree to a less favorable treatment of its Allowed Claim, any Superpriority Claims (as defined in the Postpetition A/R Orders), arising under the Postpetition A/R Orders, to the extent Allowed and not contingent, unliquidated, or disputed as of the Effective Date, shall be paid, in full in Cash, on the Effective Date, and all other Postpetition A/R Claims shall be paid in full, in Cash, as they come due in the ordinary course of business in accordance with the terms and conditions of the Postpetition A/R Facility, as consensually amended and extended on the Plan Effective Date into the Exit A/R Facility; provided that, on the Effective Date, each Holder of an Allowed Postpetition A/R Claim shall receive its Pro Rata Share of the Exit A/R Facility Cash Sweep to the extent that the Exit A/R Facility Cash Sweep Trigger occurs.

C.	DIP Claims

Except to the extent that a Holder of an Allowed DIP Claim and the Debtor(s) against which such Allowed DIP Claim is asserted agree to a less favorable treatment of its Allowed Claim, in exchange for full satisfaction, settlement, discharge and release of, and in exchange for its Allowed DIP Claims, on the Effective Date, each Allowed DIP Claim shall receive, up to the Allowed amount of such DIP Claim, Cash from (i) if the DIP Cash Sweep Trigger occurs, the DIP Cash Sweep, and/or (ii) the Syndicated Exit Financing, if any, provided that, to the extent that the net proceeds of the Syndicated Exit Financing and the DIP Cash Sweep are collectively less than the amount of the Allowed DIP Claims, the remaining DIP Claims will be converted on a dollar-for-dollar basis into New First Priority Takeback Term Loans in the amount of such shortfall.

D.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor(s) against which such Allowed Priority Tax Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. Nothing in the foregoing or otherwise in the Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Priority Tax Claim.

E.	Other Priority Claims

Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor(s) against which such Allowed Other Priority Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim due and payable on or prior to the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim: (i) Cash in an amount equal to the amount of such Allowed Other Priority Claim; or (ii) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder. To the extent any Allowed Other Priority Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors (or the Reorganized Debtors, as applicable) and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. Nothing in the foregoing or otherwise in the Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Other Priority Claim.

F.	United States Trustee Statutory Fees and Related Reporting Obligations

All United States Trustee Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, any and all United States Trustee Statutory Fees shall be paid in full in Cash when due and payable. The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due using UST Form 11-MOR. After the Effective Date, each of the Reorganized Debtors shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due. Each and every one of the Debtors and the Reorganized Debtors shall remain obligated to pay all United States Trustee Statutory Fees to the United States Trustee for each quarter (including any fraction thereof) until the earliest of that particular Debtor’s Chapter 11 Cases being converted to a case under chapter 7 of the Bankruptcy Code, dismissed, or closed. The United States Trustee Statutory Fees are Allowed. The United States Trustee shall not be required to file any Administrative Claim in the cases and shall not be treated as providing any release under the Plan.

G.	Restructuring Fees and Expenses

The Restructuring Fees and Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court or without any requirement for Bankruptcy Court review or approval. All Restructuring Fees and Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Fees and Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Fees and Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

Article III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims

The Plan constitutes a separate chapter 11 Plan of reorganization for each Debtor. The provisions of this Article III govern Claims against and Interests in the Debtors. Except for the Claims addressed in Article II above (or as otherwise set forth herein), all Claims and Interests are placed in Classes for each of the applicable Debtors. For all purposes under this Plan, each Class will exist for each of the Debtors; provided that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.G below. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Priority Tax Claims, and Other Priority Claims as described in Article II above.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2	First Lien Claims	Impaired	Entitled to Vote
3	Second Lien Notes Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Unimpaired	Presumed to Accept
5	Subordinated Claims	Impaired	Deemed to Reject
6	Intercompany Claims	Impaired / Unimpaired	Deemed to Reject / Presumed to Accept
7	Intercompany Interests	Impaired / Unimpaired	Deemed to Reject / Presumed to Accept
8	Existing Equity Interests	Impaired	Deemed to Reject

B.	Treatment of Claims and Interests

1.            Class 1 — Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim, at the option of the applicable Debtor in consultation with the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group, and the Ad Hoc 2025 Noteholder Group, shall, on the Effective Date, (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its Allowed Other Secured Claim, or (iii) receive any other treatment that would render such Claim Unimpaired, in each case, as determined by the Debtors.

c.	Voting: Class 1 is Unimpaired, and Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.            Class 2 — First Lien Claims

a.	Classification: Class 2 consists of all First Lien Claims.

b.	Allowance:

(i)	On the Effective Date, the First Lien Term Loan Claims shall be Allowed in the aggregate principal amount of $1,716,874,186, plus the amount of the First Lien Term Loans Accrued and Unpaid Interest, plus any other accrued and unpaid First Lien Term Loan Obligations (other than principal or interest); provided that, notwithstanding anything to the contrary in the Plan, the DIP Orders, or the First Lien Term Loan Credit Agreement, all adequate protection payments made by the Debtors to Holders of First Lien Term Loan Claims and their agents and professionals pursuant to the DIP Orders during the Chapter 11 Cases shall be retained by such Holders and their agents and professionals, as applicable, and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Term Loan Claims.

(ii)	On the Effective Date, the First Lien Notes Claims shall be Allowed as follows: (A) in the case of the 2025 First Lien Notes Claims, in the aggregate principal amount of $495,032,000, plus the amount of the 2025 First Lien Notes Accrued and Unpaid Interest, plus the 2025 First Lien Notes Makewhole Claim, plus any other accrued and unpaid 2025 First Lien Notes Obligations (other than principal or interest and excluding, for the avoidance of doubt, any Claims for a premium in excess of the 2025 First Lien Notes Makewhole Amount); and (B) in the case of the 2028 First Lien Notes Claims, in the aggregate principal amount of $650,000,000, plus the amount of the 2028 First Lien Notes Accrued and Unpaid Interest, plus the 2028 First Lien Notes Makewhole Claim, plus any other accrued and unpaid 2028 First Lien Notes Obligations (other than principal or interest and excluding, for the avoidance of doubt, any Claims for a premium in excess of the 2028 First Lien Notes Makewhole Amount); provided that, notwithstanding anything to the contrary in the Plan, the DIP Orders, or the First Lien Notes Indentures, all adequate protection payments made by the Debtors to Holders of First Lien Notes Claims and their agents and professionals pursuant to the DIP Orders during the Chapter 11 Cases shall be retained by such Holders and their agents and professionals, as applicable, and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Notes Claims.

c.	Treatment: Except to the extent that a Holder of an Allowed First Lien Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed First Lien Claim, (i) each Holder of an Allowed First Lien Claim shall receive on the Effective Date its Pro Rata Share of (A) the First Lien New Common Equity, subject to dilution by the Management Incentive Plan and the MDT II CVRs (if equity settled), (B) as applicable, Cash in an amount sufficient to repay in full (x) the First Lien Term Loans Accrued and Unpaid Interest in the case of any Holder of First Lien Term Loan Claims, (y) the 2025 First Lien Notes Accrued and Unpaid Interest in the case of any Holder of 2025 First Lien Notes Claims, and (z) the 2028 First Lien Notes Accrued and Unpaid Interest in the case of any Holder of 2028 First Lien Notes Claims, and (C) Cash from (x) the Exit Minimum Cash Sweep, if the Exit Minimum Cash Sweep Trigger occurs and/or (y) the net proceeds of the Syndicated Exit Financing, if any, after the repayment of all applicable Allowed DIP Claims, and (D) if applicable, the New Second Priority Takeback Debt; and (ii) on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding First Lien Notes Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and First Lien Collateral Agent Fees.

d.	Voting: Class 2 is Impaired, and Holders of First Lien Claims are entitled to vote to accept or reject the Plan.

3.            Class 3 — Second Lien Notes Claims

a.	Classification: Class 3 consists of all Second Lien Notes Claims.

b.	Allowance: On the Effective Date, (i) the 2025 Second Lien Notes Claims shall be Allowed in the aggregate principal amount of $321,868,000, plus accrued and unpaid Allowed interest on such principal amount, plus any other Allowed unpaid fees, costs, or other amounts due and owing pursuant to the 2025 Second Lien Notes Indenture, and (ii) 2029 Second Lien Notes Claims shall be Allowed in the aggregate principal amount of $328,323,952, plus accrued and unpaid Allowed interest on such principal amount, plus any other Allowed unpaid fees, costs, or other amounts due and owing pursuant to the 2029 Second Lien Notes Indenture.

c.	Treatment: Except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Second Lien Notes Claim, (i) each Holder of an Allowed Second Lien Notes Claim shall receive on the Effective Date its Pro Rata Share of seven and seven-tenths percent (7.7%) of the New Common Equity, which recovery is subject to dilution by the Management Incentive Plan and the MDT II CVRs (if equity settled); and (ii) on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Second Lien Notes Indenture Trustee Fees and Second Lien Collateral Agent Fees.

d.	Voting: Class 3 is Impaired, and Holders of Second Lien Notes Claims are entitled to vote to accept or reject the Plan.

4.            Class 4 — General Unsecured Claims

a.	Classification: Class 4 consists of all General Unsecured Claims.

b.	Treatment: Subject to Article V.C of the Plan and except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim against a Debtor shall receive payment in full in Cash in accordance with applicable law and the terms and conditions of the particular transaction giving rise to, or the agreement that governs, such Allowed General Unsecured Claim on the later of (i) the date due in the ordinary course of business or (ii) the Effective Date; provided, however, that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

c.	Voting: Class 4 is Unimpaired, and Holders of General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan.

5.            Class 5 — Subordinated Claims

a.	Classification: Class 5 consists of all Subordinated Claims.

b.	Treatment: Holders of Subordinated Claims shall receive no recovery or distribution on account of such Subordinated Claims. Unless otherwise provided for under the Plan, on the Effective Date, Subordinated Claims shall be cancelled, released, discharged, and extinguished.

c.	Voting: Class 5 is Impaired, and Holders of Subordinated Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Subordinated Claims are not entitled to vote to accept or reject the Plan.

6.            Class 6 — Intercompany Claims

a.	Classification: Class 6 consists of all Intercompany Claims.

b.	Treatment: No property will be distributed to the Holders of Allowed Intercompany Claims. Unless otherwise provided for under the Plan, on the Effective Date, at the option of the applicable Debtor in consultation with the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group, and the Ad Hoc 2025 Noteholder Group, Intercompany Claims shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released.

c.	Voting: Class 6 is either (i) Unimpaired, in which case the Holders of Allowed Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired, and not receiving any distribution under the Plan, in which case the Holders of Allowed Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.            Class 7 — Intercompany Interests

a.	Classification: Class 7 consists of all Intercompany Interests.

b.	Treatment: No property will be distributed to the Holders of Allowed Intercompany Interests. Unless otherwise provided for under the Plan, on the Effective Date, at the option of the applicable Debtor in consultation with the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group, and the Ad Hoc 2025 Noteholder Group, Intercompany Interests shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released.

c.	Voting: Class 7 is either (i) Unimpaired, in which case the Holders of Allowed Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired, and not receiving any distribution under the Plan, in which case the Holders of Allowed Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

8.            Class 8 — Existing Equity Interests

a.	Classification: Class 8 consists of all Existing Equity Interests.

b.	Treatment: Holders of Existing Equity Interests shall receive no distribution on account of their Existing Equity Interests. On the Effective Date, all Existing Equity Interests will be discharged, canceled, released, and extinguished and will be of no further force or effect.

c.	Voting: Class 8 is Impaired, and Holders of Existing Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Equity Interests are not entitled to vote to accept or reject the Plan.

C.	Acceptance or Rejection of the Plan

1.            Presumed Acceptance of Plan

Claims in Classes 1 and 4 are Unimpaired under the Plan and their Holders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Classes 1 and 4 are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.

2.            Voting Classes

Claims in Classes 2 and 3 are Impaired under the Plan and the Holders of Allowed Claims in all such Classes are entitled to vote to accept or reject the Plan, including by acting through a Voting Representative. For purposes of determining acceptance and rejection of the Plan, each such Class  will be regarded as a separate voting Class and votes will be tabulated on a Debtor-by-Debtor basis.

An Impaired Class of Claims shall have accepted this Plan if (a) the Holders, including Holders acting through a Voting Representative, of at least two-thirds (2/3) in amount of Claims actually voting in such Class have voted to accept this Plan and (b) the Holders, including Holders acting through a Voting Representative, of more than one-half (1/2) in number of Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 2 and 3 (or, if applicable, the Voting Representatives of such Holders) shall receive ballots containing detailed voting instructions. For the avoidance of doubt, each Claim in any Class entitled to vote to accept or reject the Plan that is not Allowed pursuant to the Plan and, in each case, is wholly contingent, unliquidated, or disputed (based on the face of such Proof of Claim or as determined upon the review of the Debtors), in each case, shall be accorded one (1) vote and valued at one dollar ($1.00) for voting purposes only, and not for purposes of Allowance or distribution.

3.            Deemed Rejection of the Plan

Claims and Interests in Classes 5 and 8 are Impaired under the Plan and their Holders shall receive no distributions under the Plan on account of their Claims or Interests (as applicable) and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 5 and 8 are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.

4.            Presumed Acceptance of the Plan or Deemed Rejection of the Plan

Claims and Interests in Classes 6 and 7 are either (a) Unimpaired and, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under the Plan and, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 6 and 7 are not entitled to vote on the Plan and votes of such Holders shall not be solicited.

D.	Confirmation Pursuant to Section 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and Bankruptcy Rules.

E.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests, and the respective distributions and treatments under the Plan, shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise; provided that, notwithstanding the foregoing, such Allowed Claims or Interests and their respective treatments set forth herein shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

F.	Special Provision Governing Unimpaired Claims

Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or the Combined Order, until a Claim arising prior to the Effective Date that is in Class 1 or Class 4 or is an Administrative Claim or Priority Tax Claim (collectively, the “Unimpaired Claims”) has been (i) satisfied pursuant to the treatment provided for such Unimpaired Claim as set forth in this Plan or (ii) otherwise satisfied or disposed of as determined by a court of competent jurisdiction (the occurrence of (i) or (ii), an “Unimpaired Claim Resolution”): (a) the provisions of Plan sections IX.A (Discharge of Claims and Termination of Interests), IX.C (Releases by Holders of Claims and Interests), IX.E (Permanent Injunction), and IX.B (Debtor Release), but as to IX.B (Debtor Release) only to the extent that such provision releases Claims that could be asserted derivatively by the holder of such Claim, shall not apply or take effect with respect to such Claim, (b) such Claim shall not be deemed settled, compromised, satisfied, resolved, released, discharged, barred or enjoined, (c) the property of each of the Debtors’ Estates that vests in the applicable Reorganized Debtor pursuant to the Plan shall not be free and clear of such Claims, and (d) any Liens of Holders of Unimpaired Claims shall not be deemed released (subclauses (a) through (d), collectively, the “Unimpaired Claim Carve Out”). Upon the occurrence of an Unimpaired Claim Resolution with respect to an Allowed Unimpaired Claim, the Unimpaired Claim Carve Out shall cease to apply to such Claim. Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, without limitation, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

Holders of Unimpaired Claims shall not be required to file a Proof of Claim with the Bankruptcy Court, except for any Proof of Claim for Rejection Damages Claims. Holders of Unimpaired Claims, other than those holding Rejection Damages Claims, shall not be subject to any claims-resolution process in the Bankruptcy Court in connection with their Claims and, solely to the extent there has not been an applicable Unimpaired Claim Resolution, shall retain, on the Effective Date, all their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or the Reorganized Debtors or other Entity in any forum with jurisdiction over the parties. Nothing under the Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights, counterclaims, and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims. If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated in the manner as if the Chapter 11 Cases had not been commenced, except with respect to Rejection Damages Claims, which shall be determined, resolved or adjudicated as set forth in Article V.C of the Plan.

G.	Vacant and Abstaining Classes

Any Class of Claims or Interests that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. Moreover, any Class of Claims that is occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, but as to which no vote is cast, shall be deemed to accept the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

H.	Controversy Concerning Impairment

If a controversy arises as to whether any Claim or Interest (or any Class of Claims or Interests) are Impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or prior to the Confirmation Date, absent consensual resolution of such controversy consistent with the Restructuring Support Agreement among the Debtors and the complaining Entity or Entities, and with the consent of (i) the Required Supporting Secured Creditors solely in the event that the Required Supporting Secured Creditors would be materially impacted by such consensual resolution and (ii) the MDT II solely in the event that the MDT II would be materially impacted by such consensual resolution.

I.	Intercompany Interests and Intercompany Claims

To the extent Intercompany Interests and Intercompany Claims are Reinstated under the Plan, distributions on account of such Intercompany Interests and Intercompany Claims are not being received by Holders of such Intercompany Interests or Intercompany Interests on account of their Intercompany Interests or Intercompany Claims, but for the purposes of administrative convenience and to maintain the Debtors’ (and their Affiliate-subsidiaries) corporate structure, for the ultimate benefit of the Holders of New Common Equity, to preserve ordinary course intercompany operations, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

Article IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

In consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a set of integrated, good-faith compromises and settlements of all Claims, Interests, Causes of Action and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion by the Debtors to approve such compromises and settlements (including but not limited to the 2025 First Lien Notes Makewhole Settlement and the 2028 First Lien Notes Makewhole Settlement) pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, and the entry of the Combined Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements under Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, as well as a finding by the Bankruptcy Court that such integrated compromises or settlements are in the best interests of the Debtors, their Estates and Holders of Claims and Interests, and are fair, equitable and within the range of reasonableness. Subject to Article VI, distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person.

B.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Definitive Documents, including the Transaction Steps Plan, and any consents or approvals required thereunder, the entry of the Combined Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on, and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors. Such restructuring may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and the other Definitive Documents and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and the other Definitive Documents and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law or foreign law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan and the other Definitive Documents and any consents or approvals required thereunder.

The Restructuring Transactions shall not materially adversely affect the recoveries under the Plan of (i) First Lien Term Loan Claims without the consent of the Required Supporting First Lien Term Loan Group Creditors, (ii) 2028 First Lien Notes Claims or Second Lien Notes Claims without the consent of the Required Supporting Crossover Group Creditors; and (iii) 2025 First Lien Notes Claims without the consent of the Required Supporting 2025 Noteholder Group Creditors.

The Restructuring Transactions, as currently contemplated, will take the form of a recapitalization of the existing corporate group. The Debtors and the Supporting Funded Debt Creditors are continuing to evaluate alternative structures, which may include a taxable transfer of the Debtors’ assets to a new entity or group of entities, including a newly formed parent, and any such alternative structure and the transaction steps required to implement such alternative structure shall be described in the Transactions Steps Plan.

The Combined Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate Restructuring Transactions (including the Transaction Steps Plan and any other transaction described in, approved by, contemplated by, or necessary to effectuate the Plan).

C.	Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each Debtor is incorporated or formed and pursuant to the respective memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) are amended by the Plan, by the Debtors, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

D.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan or any agreement, instrument, or other document incorporated herein, including the Transaction Steps Plan, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property, and (iii) compromise or settle any Claims, Interests, or Causes of Action, in each case without notice to, supervision of, or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, including for the avoidance of doubt any restrictions on the use, acquisition, sale, lease, or disposal of property under section 363 of the Bankruptcy Code.

E.	Cancellation of Existing Agreements and Existing Equity Interests

On the Effective Date, except to the extent otherwise provided in this Plan, the Scheme of Arrangement, the Combined Order, or any other Definitive Document, all notes, bonds, indentures, certificates, securities, purchase rights, options, warrants, collateral agreements, subordination agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any existing indebtedness or obligations of the Debtors or giving rise to any rights or obligations relating to Claims against or Interests in the Debtors shall be deemed canceled and surrendered, and the obligations of the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged; provided that, notwithstanding such cancellation, satisfaction, release, and discharge, anything to the contrary contained in the Plan or Combined Order, Confirmation or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of: (i) enabling the Holder of such Claim or Interest to receive distributions on account of such Claim or Interest under the Plan as provided herein; (ii) allowing and preserving the rights of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to make distributions as specified under the Plan on account of Allowed Claims, as applicable, including allowing the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to submit invoices for any amount and enforce any obligation owed to them under the Plan to the extent authorized or allowed by the applicable documents; (iii) permitting the Reorganized Debtors and any other Distribution Agent, as applicable, to make distributions on account of the applicable Claims and/or Interests; (iv) preserving the First Lien Term Loan Administrative Agents’, the First Lien Notes Indenture Trustee’s, the Second Lien Notes Indenture Trustee’s, the A/R Agent’s, the DIP Agent’s, the Syndicated Exit Agent’s, the New Takeback Notes Indenture Trustee’s, and the New Takeback Term Loan Agent’s, as applicable, rights, if any, to compensation and indemnification as against any money or property distributable to the Holders of First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims, as applicable, including permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to maintain, enforce and exercise any priority of payment or charging liens against such distributions each pursuant and subject to the terms of the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Postpetition A/R Revolving Loan Agreement, and the DIP Credit Agreement, as applicable, as in effect on or immediately prior to the Effective Date, (v) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, against any person other than a Released Party (which Released Parties include the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates), and any exculpations of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, provided that the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent shall remain entitled to indemnification or contribution from the Holders of First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims, each pursuant and subject to the terms of the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Postpetition A/R Revolving Loan Agreement, and the DIP Credit Agreement, as applicable, as in effect on the Effective Date, (vi) permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to enforce any obligation (if any) owed to them under the Plan, (vii) permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, the Syndicated Exit Agent, the New Takeback Notes Indenture Trustee, and the New Takeback Term Loan Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including to enforce any obligation owed to the First Lien Notes Indenture Trustee and the Second Lien Notes Indenture Trustee under the Plan, and (viii) permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent to perform any functions that are necessary to effectuate the foregoing; provided, however, that this Article IV.E shall not apply to any documents securing and governing the Exit A/R Facility, the Syndicated Exit Financing, the New Takeback Notes, and the New Takeback Term Loans in accordance with Article IV.G of this Plan; provided, however, that nothing in this Article IV.E shall affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Combined Order, or the Plan, or (except as set forth in (v) above) the releases of the Released Parties pursuant to Article IX of the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan. For the avoidance of doubt, nothing in this Article IV.E shall cause the Reorganized Debtors’ obligations under the Exit Financing Documents to be deemed satisfied in full, released, or discharged; provided that notwithstanding this sentence, the First Lien Term Loan Claims, First Lien Notes Claims, the Second Lien Notes Claims, the Postpetition A/R Claims, and the DIP Claims shall be deemed satisfied in full, released, and discharged on the Effective Date. In furtherance of the foregoing, as of the Effective Date, First Lien Creditors, Second Lien Creditors, the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the First Lien Collateral Agent, the Second Lien Collateral Agent, the A/R Agent, and the DIP Agent shall be deemed to have released any First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims against the Reorganized Debtors and any Non-Debtor Affiliate guarantors under the First Lien Credit Documents, the Second Lien Notes Documents, the Postpetition A/R Documents, and the DIP Loan Documents, and are enjoined from pursuing any such claims against any of the Reorganized Debtors and Non-Debtor Affiliate guarantors in respect of such First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims.

On the Effective Date, the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors will be automatically and fully released and discharged from any further responsibility under the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Prepetition A/R Agreement, the Postpetition A/R Revolving Loan Agreement, and the DIP Credit Agreement, as applicable. The First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall be discharged and shall have no further obligation or liability except as provided in the Plan and Combined Order, and after the performance by the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and their representatives and professionals of any obligations and duties required under or related to the Plan or Combined Order, the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall be relieved of and released from any obligations and duties arising thereunder.

The fees, expenses, and costs of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, including fees, expenses, and costs of each of their respective professionals incurred after the Effective Date in connection with the Chapter 11 Cases, the Plan the Combined Order, the First Lien Term Loan Credit Documents, the 2025 First Lien Notes Documents, the 2028 First Lien Notes Documents, the 2025 Second Lien Notes Documents, the 2029 Second Lien Notes Documents, the Postpetition A/R Revolving Loan Agreement, and the DIP Loan Documents, as applicable, and reasonable and documented fees, costs, and expenses associated with effectuating distributions pursuant to the Plan, including the fees and expenses of counsel, if any, will be paid in full in Cash, without further Bankruptcy court approval, in the ordinary course on or after the Effective Date.

F.	Sources for Plan Distributions and Transfers of Funds Among Debtors

The Debtors will fund Cash distributions under the Plan with Cash on hand, including Cash from operations, and the proceeds of the Syndicated Exit Financing (if any) and the Exit A/R Facility (if any). Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors in accordance with Article VI. Subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents), the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents, the Syndicated Exit Documentation, the New Takeback Debt Documentation, and the Exit A/R Documents), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing in accordance with, and subject to, applicable law.

G.	Syndicated Exit Financing and Approval of Syndicated Exit Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Syndicated Exit Financing and the Syndicated Exit Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Syndicated Exit Financing and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Syndicated Exit Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Syndicated Exit Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Syndicated Exit Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Syndicated Exit Documentation shall: (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Syndicated Exit Documentation; (ii) be pari passu in priority to any Liens and security interests against any Reorganized Debtor and securing the New Takeback Debt; (iii) be deemed automatically perfected on the Effective Date; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

H.	New Takeback Term Loans and Approval of New Takeback Term Loans Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Takeback Term Loans and the New Takeback Term Loans Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Takeback Term Loans and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Takeback Term Loans Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the New Takeback Term Loans Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Takeback Term Loans Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Takeback Term Loan Documentation shall: (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Takeback Term Loan Documentation; (ii) be pari passu in priority to any Liens and security interests against the Reorganized Debtors securing the Syndicated Exit Financing and/or New Takeback Notes; (iii) be deemed automatically perfected on the Effective Date; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

I.	New Takeback Notes and Approval of New Takeback Notes Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Takeback Notes and the New Takeback Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Takeback Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Takeback Notes Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the New Takeback Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Takeback Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Takeback Notes Documentation shall: (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Takeback Notes Documentation; (ii) be pari passu in priority to any Liens and security interests against the Reorganized Debtors securing the Syndicated Exit Financing and/or the New Takeback Term Loans; (iii) be deemed automatically perfected on the Effective Date; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

J.	Exit A/R Facility and Approval of Exit A/R Documents

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Exit A/R Facility and the Exit A/R Documents (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the applicable Reorganized Debtors in connection therewith, including the transfer of certain assets in connection with and incurrence of Liens securing the Exit A/R Facility and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the applicable Exit A/R Documents and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Exit A/R Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors party thereto, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit A/R Documents are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted by the applicable Reorganized Debtors under the Exit A/R Documents shall: (i) be legal, binding, and enforceable liens on, and security interests in, the collateral granted in accordance with the terms of the Exit A/R Documents; (ii) be deemed automatically perfected on the Effective Date; and (iii) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The applicable Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

K.	New Common Equity and the MDT II CVRs

On the Effective Date, the Reorganized Parent shall (i) issue or reserve for issuance all of the New Common Equity (including all New Common Equity issuable upon exercise of the MDT II CVRs) issuable in accordance with the terms of the Plan and, where applicable, the Scheme of Arrangement and (ii) issue all of the MDT II CVRs to the MDT II or MNK Opioid Abatement Fund, LLC, in the discretion of the MDT II, in accordance with the terms of the Revised Deferred Cash Payments Agreement and the MDT II CVR Agreement. The issuance of the New Common Equity (including any New Common Equity issuable upon exercise of the MDT II CVRs) and any MDT II CVRs by the Reorganized Parent pursuant to the Revised Deferred Cash Payments Agreement or the MDT II CVR Agreement is authorized without the need for further corporate or other action or any consent or approval of any national securities exchange upon which the New Common Equity may be listed on or immediately following the Effective Date. All of the New Common Equity (including, when issued, any New Common Equity issuable upon exercise of the MDT II CVRs) issued or issuable pursuant to the Revised Deferred Cash Payments Agreement or the MDT II CVRs shall be duly authorized, validly issued, fully paid, and non-assessable. The MDT II CVRs shall be valid and binding obligations of the Reorganized Parent, enforceable in accordance with their respective terms.

1.            Exchange Act Reporting

On the Effective Date, the New Common Equity will succeed to the registered status of the Existing Equity Interests pursuant to Rule 12g-3 under the Exchange Act and the Reorganized Parent will be obligated to comply with all reporting and other obligations applicable to issuers registered under Section 12(g) of the Exchange Act. From and after the Effective Date, the Reorganized Board may determine to deregister the New Common Equity if the Reorganized Parent is eligible to do so in accordance with the rules and regulations of the Exchange Act.

2.            Absence of Listing / Transfer of New Common Equity

On the Effective Date, the Reorganized Parent shall issue the New Common Equity pursuant to the Plan and the New Governance Documents. The Reorganized Parent shall not be obligated to list the New Common Equity for public trading on any national securities exchange (within the meaning of the Exchange Act) and it has no current intention of seeking such listing. Distributions of the New Common Equity will most likely be made by delivery or book-entry transfer thereof by the Distribution Agent in accordance with the Plan and the New Governance Documents rather than through the facilities of DTC. Upon the Effective Date, after giving effect to the Restructuring Transactions, the New Common Equity shall be that number of shares as may be designated in the New Governance Documents.

On and after the Effective Date, transfers of New Common Equity shall be made in accordance with applicable Irish law, United States securities laws and the Shareholders Agreement, including the payment of stamp duty tax and completion of registration with the Distribution Agent.

3.            Shareholders Agreement

On the Effective Date, the Reorganized Parent shall enter into the Shareholders Agreement with the Holders of the New Common Equity, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Shareholders Agreement). On and as of the Effective Date, all of the Holders of New Common Equity shall be deemed to be parties to the Shareholders Agreement, without the need for execution by such Holder.

The Shareholders Agreement shall be binding on all Persons or Entities receiving, and all Holders of, the New Common Equity (and their respective successors and assigns), whether such New Common Equity is received or to be received on or after the Effective Date and regardless of whether such Person or Entity executes or delivers a signature page to the Shareholders Agreement.

L.	Exemption from Registration Requirements

No registration statement will be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer and distribution of Securities under the Plan.  The offering, issuance, and distribution of any  New Common Equity in exchange for Claims pursuant to Article III of the Plan and the Combined Order and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Combined Order shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, State, or local law requiring registration for the offer or sale of a security pursuant to section 1145 of the Bankruptcy Code. Any and all such New Common Equity will be freely tradable under the Securities Act by the recipients thereof, subject to:  (i) the provisions of section 1145(b)(1) of the Bankruptcy Code, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities; (ii) the restrictions, if any, on the transferability of such Securities in the organizational documents of the issuer of, or in agreements or instruments applicable to holders of, such Securities; and (iii) any other applicable regulatory approval. The offering, issuance, and distribution of the New Takeback Notes in exchange for Claims pursuant to Article III of the Plan and the Combined Order and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Combined Order shall be made only to Holders of the Allowed First Lien Claims who are reasonably believed to be Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act), institutional Accredited Investors (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D promulgated under the Securities Act) or Non-U.S. Persons (as defined in Regulation S under the Securities Act) and shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, State, or local law requiring registration for the offer or sale of a security pursuant to Section 4(a)(2) of the Securities Act, Regulation D under the Securities Act, and/or Regulation S promulgated under the Securities Act, and similar state securities law provisions. Any and all such New Takeback Notes will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law.  The Reorganized Debtors intend to make the New Takeback Notes eligible for clearance and settlement through the facilities of DTC.

The Debtors believe that either the MDT II CVRs issued to the MDT II shall not constitute a “security”, or that the issuance of the MDI II CVRs shall be exempt from registration under section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.  Under the MDT II CVR Agreement, the Reorganized Parent may issue shares of New Common Equity in lieu of paying cash only if (i) the resale by the MDT II of such shares would not require registration under the Securities Act, or such issuance or resale has been registered under the Securities Act in the case such shares are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and the resale is to be registered, pursuant to the terms of a registration rights agreement reasonably acceptable to Reorganized Parent and MDT II) and (ii) such shares are not otherwise subject to contractual restrictions on transfer.

The Reorganized Debtors need not provide any further evidence other than the Plan, the Combined Order, the Scheme of Arrangement, or the Irish Confirmation Order with respect to the treatment of the New Common Equity or MDT II CVRs under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Takeback Notes or the New Common Equity (including any New Common Equity issuable upon exercise of the MDT II CVRs) are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  All such Persons and Entities including DTC shall be required to accept and conclusively rely upon the Plan, the Combined Order, the Scheme of Arrangement, or the Irish Confirmation Order in lieu of a legal opinion regarding whether the New Takeback Notes or the New Common Equity (including any New Common Equity issuable upon exercise of the MDT II CVRs) are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  Notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediaries shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of the Plan or other contemplated thereby, including without limitation any and all distributions pursuant to the Plan.

M.	Organizational Documents

Subject to Article IV.E of the Plan, the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of the Plan. Without limiting the generality of the foregoing, as of the Effective Date, each of the Reorganized Debtors shall be governed by the New Governance Documents applicable to it. From and after the Effective Date, the organizational documents of each of the Reorganized Debtors will comply with section 1123(a)(6) of the Bankruptcy Code, as applicable. On or immediately before the Effective Date, each Reorganized Debtor will file its New Governance Documents, if any, with the applicable Secretary of State and/or other applicable authorities in its jurisdiction of incorporation or formation in accordance with applicable laws of its jurisdiction of incorporation or formation, to the extent required for such New Governance Documents to become effective.

N.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity; provided, that the Liens granted to First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent pursuant to the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Postpetition A/R Documents, and the DIP Credit Agreement, respectively, shall remain in full force and effect solely to the extent provided for in this Plan. The filing of the Combined Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

O.	Exemption from Certain Transfer Taxes and Recording Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to (i) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors, (ii) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means, (iii) the making, assignment, or recording of any lease or sublease, or (iv) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any United States federal, state, or local document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate United States state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

P.	Directors and Officers of the Reorganized Debtors

1.            The Reorganized Board

Prior to the Effective Date, the Debtors will undertake any necessary or advisable steps to have the Reorganized Board in place immediately prior to the Effective Date. The occurrence of the Effective Date will serve as ratification of the appointment of the Reorganized Board.

On the Effective Date, the Reorganized Board shall consist of the following seven (7) members:

●	the Chief Executive Officer of the Reorganized Debtors;

●	one (1) director designated by the member holding the largest number of issued and outstanding shares of New Common Equity (calculated on a fully-diluted basis and excluding shares issued pursuant to the Management Incentive Plan (if any) and the MDT II CVRs) on the Ad Hoc First Lien Group Steering Committee (the “1L AHG Steering Committee Director”);

●	one (1) director designated by the Ad Hoc Crossover Group Steering Committee (together with the 1L AHG Steering Committee Director, the “Designated Directors”); and

●	up to four (4) directors who qualify as “independent directors” (under the listing requirements of the New York Stock Exchange) (the “Committee Designees”) designated by a nominating and selection committee comprising a number of members of the Ad Hoc First Lien Group Steering Committee to be determined in accordance with the Governance Term Sheet (the “First Lien Group Committee Members”), a number of members of the Ad Hoc Crossover Group Steering Committee to be determined in accordance with the Governance Term Sheet (the “Crossover Group Committee Members”), and two members of the Ad Hoc 2025 Noteholder Group (together with the First Lien Group Committee Members and the Crossover Group Committee Members, the “Nominating and Selection Committee”); provided that the Reorganized Board must satisfy any requirements set forth in the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and the Parent, a copy of which was filed in the 2020-2022 Chapter 11 Cases at Docket Number 5750-2. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of Confirmation, solely to the extent such Persons are known and determined, the identity and affiliations of any Person proposed to serve on the Reorganized Board.

Mutual agreement of the members of the Nominating and Selection Committee shall be required to nominate any Committee Designee to the Board.

Unless otherwise agreed by the Reorganized Board and except as otherwise required by applicable law, any board of directors (or similar governing body) of any wholly-owned subsidiary of the Reorganized Parent shall be comprised of the same individuals then serving as directors on the Reorganized Board; provided, that any Designated Director may, in his or her sole discretion, decline to serve on any such subsidiary board.

2.            Senior Management

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to their right to resign and the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Governance Documents and any applicable employment agreements that are assumed pursuant to the Plan.

3.            Management Incentive Plan

After the Effective Date, the Reorganized Board shall adopt the Management Incentive Plan.

Q.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases and exculpation set forth in this section and in Article IX below, all Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date. In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.Q include any Claim or Cause of Action released or exculpated under the Plan (including, without limitation, by the Debtors).

R.	MDT II Provisions

In accordance with the 2020-2022 Confirmation Order, the applicable Reorganized Debtors shall continue to comply with the Voluntary Operating Injunction and the Monitor shall remain in place; provided, that (i) the Reorganized Debtors shall have no liabilities of any kind to the MDT II, any of the Opioid Creditor Trusts (as defined in the 2020-2022 Plan), or any beneficiaries of any of the foregoing before, on, or after the Effective Date except as expressly agreed in the Restructuring Support Agreement, the Revised Deferred Cash Payment Terms, the MDT II CVR Agreement, and the Amended Cooperation Agreement, and (ii) on the Effective Date, the Debtors shall release and be deemed to release without any further action the Potential MDT II Chapter 5 Causes of Action. For the avoidance of doubt, the Debtors’ rights other than the Potential MDT II Chapter 5 Causes of Action shall be fully preserved under the MDT II Documents and the Revised Deferred Cash Payment Terms.

Additionally, the Debtors shall comply with any non-monetary obligations under the MDT II Agreement and Amended Cooperation Agreement during the pendency of the Chapter 11 Cases. The Amended Opioid Cooperation Agreement shall be assumed by or deemed to be assumed by the Reorganized Debtors on the Effective Date. The Revised Deferred Cash Payments Agreement shall be assumed by or deemed to be assumed by the Reorganized Debtors on the Effective Date; provided that, as set forth in the Revised Deferred Cash Payments Agreement, all Original Deferred Cash Payments shall have been satisfied by the MDT II Settlement Payment and no further Original Deferred Cash Payments shall be owed.

S.	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan and the Scheme of Arrangement shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (i) assumption and rejection (as applicable) of Executory Contracts and Unexpired Leases (including the assumption of the MDT II Documents and the CMS/DOJ/States Settlement Agreement); (ii) selection of the directors, managers, and officers for the Reorganized Debtors; (iii) the execution of the New Governance Documents, the Syndicated Exit Documentation, the New Takeback Debt Documentation, and the Exit A/R Documents (as applicable); (iv) the issuance and delivery of the New Common Equity, the Syndicated Exit Financing, and the New Takeback Debt; (v) implementation of the Restructuring Transactions, and (vi) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.

Prior to, on and after the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors, the Reorganized Parent, or any direct or indirect subsidiaries of the Reorganized Parent (including any president, vice-president, chief executive officer, treasurer, general counsel, secretary, or chief financial officer thereof) shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, memoranda and articles of association, certificates of incorporation, certificates of formation, bylaws, operating agreements, other organization documents, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the applicable Debtors or applicable Reorganized Debtors, including the (i) New Governance Documents, (ii) the Syndicated Exit Documentation; (iii) New Takeback Debt Documentation, (iv) the Exit A/R Documents, and (v) any and all other agreements, documents, securities, and instruments relating to or contemplated by the foregoing. Prior to or on the Effective Date, each of the Debtors is authorized, in its sole discretion, to change its name or corporate form and to take such other action as required to effectuate a change of name or corporate form in the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor. To the extent the Debtors change their names or corporate form prior to the closing of the Chapter 11 Cases, the Debtors shall change the case captions accordingly.

T.	Intercreditor Agreements

Notwithstanding anything to the contrary herein or in this Plan, the treatment of, and distributions to (including rights to adequate protection and participation in the DIP Facility) made to Holders of First Lien Claims and Second Lien Claims shall not be subject to the Intercreditor Agreements or the terms thereof (including any turnover and disgorgement provisions), and the Intercreditor Agreements shall be deemed so amended to the extent necessary to effectuate same.

U.	Effectuating Documents; Further Transactions

Prior to, on, and after the Effective Date, the Debtors and Reorganized Debtors and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, notes, instruments, certificates, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of the Plan, the New Governance Documents, and any Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant to the Plan or the Restructuring Support Agreement.

V.	Payment of Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and Collateral Agent Fees

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all unpaid Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and Collateral Agent Fees without application by any party to the Bankruptcy Court and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The payment of the Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and Collateral Agent Fees is part of the economic bargain between the beneficial Holders of First Lien Notes Claims, the beneficial Holders of Second Lien Notes Claims, the Debtors, and the Supporting Funded Debt Creditors, and the payment of the Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and Collateral Agent Fees under the First Lien Credit Documents and the Second Lien Notes Documents shall be part of the distribution on account of the First Lien Claims and the Second Lien Notes Claims, as applicable.

W.	Authority of the Debtors

Effective on the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary or appropriate to achieve the Effective Date and enable the Reorganized Debtors to implement effectively the provisions of the Plan, the Combined Order, the Scheme of Arrangement, the Irish Confirmation Order, and the Restructuring Transactions.

X.	No Substantive Consolidation

This Plan is being proposed as a joint chapter 11 plan of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in this Plan.

Y.	Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

Article V.

TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (i) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected, (ii) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (iii) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumption of the Restructuring Support Agreement, the MDT II Documents, and the CMS/DOJ/States Settlement Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Restructuring Support Agreement, the MDT II Documents, and the CMS/DOJ/States Settlement Agreement shall each be binding and enforceable against the applicable parties thereto in accordance with its terms. For the avoidance of doubt, the assumption of the Restructuring Support Agreement, the MDT II Documents, and the CMS/DOJ/States Settlement Agreement herein shall not otherwise modify, alter, amend, or supersede any of the terms or conditions of such agreements including, without limitation, any termination events or provisions thereunder.

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumptions of the Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease or the execution of any other Restructuring Transaction (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. For the avoidance of doubt, consummation of the Restructuring Transactions shall not be deemed an assignment of any Executory Contract or Unexpired Lease of the Debtors, notwithstanding any change in name, organizational form, or jurisdiction of organization of any Debtor in connection with the occurrence of the Effective Date.

Notwithstanding anything to the contrary in the Plan, but subject to the Consent Rights in Article I.C, the Debtors or Reorganized Debtors, as applicable, reserve the right to amend or supplement the Rejected Executory Contract/Unexpired Lease List in their discretion prior to the Effective Date (or such later date as may be permitted by Article V below), provided that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have no less than seven (7) days to object thereto on any grounds.

B.	Payments on Assumed Executory Contracts and Unexpired Leases

Any monetary default under an Executory Contract or Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or as soon as reasonably practicable, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute regarding (i) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365(b) of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (ii) any other matter pertaining to assumption, the Bankruptcy Court shall hear such dispute prior to the assumption becoming effective; provided that the Debtors or Reorganized Debtors may settle any such dispute and shall pay any agreed upon cure amount without any further notice to any party or any action, order, or approval; provided, further, that notwithstanding anything to the contrary herein, but subject to the Consent Rights in Article I.C, the Reorganized Debtors reserve the right to reject any Executory Contract or Unexpired Lease previously designated for assumption within forty five (45) days after the entry of a Final Order resolving an objection to assumption. The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order(s) resolving the dispute and approving the assumption and shall not prevent or delay implementation of this Plan or the occurrence of the Effective Date.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Combined Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, and except as otherwise provided in this section of or otherwise in the Plan, any Proofs of Claim asserting Rejection Damages Claims must be filed with the Notice and Claims Agent within thirty (30) days after service of notice of the effective date of the rejection of the applicable Executory Contract or Unexpired Lease (which shall be the Effective Date unless otherwise provided in an order of the Bankruptcy Court providing for the rejection of an Executory Contract or Unexpired Lease), and the foregoing information shall be included in the notice of the Effective Date to the extent any Executory Contracts or Unexpired Leases are rejected on the Effective Date. All Allowed Rejection Damages Claims shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan.

D.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by any Debtor, will be performed by such Debtor or Reorganized Debtor, as applicable, liable thereunder in the ordinary course of business. Accordingly, such contracts and leases (including any Executory Contracts and Unexpired Leases assumed or assumed and assigned pursuant to section 365 of the Bankruptcy Code) will survive and remain unaffected by entry of the Combined Order.

E.	Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. If there is a dispute regarding a Debtor’s or Reorganized Debtor’s liability under an assumed Executory Contract or Unexpired Lease, the Reorganized Debtors shall be authorized to move to have such dispute heard by the Bankruptcy Court pursuant to Article X of the Plan.

F.	Directors and Officers Insurance Policies

On the Effective Date the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Liability Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary. For the avoidance of doubt, entry of the Combined Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

In addition, on or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect on or prior to the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with and subject in all respects to the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.

G.	Other Insurance Contracts

On the Effective Date, each of the Debtors’ Insurance Contracts in existence as of the Effective Date shall be Reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Article V of this Plan. Nothing in the Plan shall affect, impair, or prejudice the rights of the insurance carriers, the insureds, or the Reorganized Debtors under the Insurance Contracts in any manner, and such insurance carriers, the insureds, and Reorganized Debtors shall retain all rights and defenses under such Insurance Contracts. The Insurance Contracts shall apply to and be enforceable by and against the insureds and the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed prior to the Effective Date. For the avoidance of doubt, nothing in this Plan shall have any application to, or impact on, any Opioid Insurance Policies (as defined in the 2020-2022 Plan).

H.	Indemnification Provisions and Reimbursement Obligations

On and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth herein, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the New Governance Documents will provide to the fullest extent provided by law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’ and employees’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Governance Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.

I.	Employee Compensation and Benefits

1.            Compensation and Benefits Programs

Subject to the provisions of the Plan, all Compensation and Benefits Programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards) shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan. All collective bargaining agreements to which any Debtor is a party, and all Compensation and Benefits Programs which are maintained pursuant to such collective bargaining agreements or to which contributions are made or benefits provided pursuant to a current or past collective bargaining agreement, will be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors reserve all of their rights under such agreements. For the avoidance of doubt, the Debtors and Reorganized Debtors, as applicable, shall honor all their obligations under section 1114 of the Bankruptcy Code.

None of the Restructuring, the Restructuring Transactions, or any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

2.            Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable state workers’ compensation laws; and (b) the Workers’ Compensation Contracts. All Proofs of Claims filed by the Debtors’ current or former employees on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court based upon the treatment provided for herein; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the Workers’ Compensation Contracts; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law and/or the Workers’ Compensation Contracts.

Article VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in this Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class; provided that any Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business.

In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to postpetition interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Special Rules for Distributions to Holders of Disputed Claims

Except as otherwise agreed by the relevant parties: (i) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (ii) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order or such Claims or Interests have been Allowed or expunged.

C.	Rights and Powers of Distribution Agent

1.            Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.            Expenses Incurred on or After the Effective Date and Indemnification

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions

1.            Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. The Distribution Record Date shall not apply to distributions in respect of Securities deposited with DTC, the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or the Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC, DTC shall be considered a single Holder for purposes of distributions.

2.            Delivery of Distributions in General

Except as otherwise provided herein, the Distribution Agent shall make distributions to Holders of Allowed Claims as of the Distribution Record Date, or, if applicable, to such Holder’s designee, as appropriate: (a) at the address for each such Holder as indicated on the Debtors’ records as of the Distribution Record Date (or of a designee designated by a Holder of First Lien Claims or Second Lien Notes Claims, as applicable); (b) to the signatory set forth on any Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim; or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

All distributions to Holders of DIP Claims will be made to the DIP Agent, and the DIP Agent will be, and will act as, the Distribution Agent with respect to the DIP Claims in accordance with the terms and conditions of this Plan and the applicable debt documents.

All distributions to Holders of First Lien Term Loan Claims will be made to the First Lien Term Loan Administrative Agents, the New Takeback Term Loan Agent, or the New Takeback Notes Indenture Trustee, as applicable, and the First Lien Agent, the New Takeback Term Loan Agent, or the New Takeback Notes Indenture Trustee (as applicable) will be, and will act as, the Distribution Agent with respect to the First Lien Term Loan Claims in accordance with the terms and conditions of this Plan and the applicable debt documents.

All distributions to Holders of First Lien Notes Claims and Second Lien Notes Claims shall be, or shall be deemed to be, made by or at the direction of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, as applicable, for further distribution to the relevant Holders of First Lien Notes Claims and Second Lien Notes Claims, as applicable, under the terms of the relevant indenture. The First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, as applicable, shall hold or direct such distributions for the benefit of the respective Holders of Allowed First Lien Notes Claims and Second Lien Notes Claims, subject to the rights of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee to assert its applicable charging lien against such distributions.

As soon as practicable in accordance with the requirements set forth in this Article VI, the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Holders in accordance with the applicable indentures, or, if the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee are unable to make, or consent to the Distribution Agent making such distributions, the Distribution Agent, with the cooperation of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, shall make such distributions to the extent practicable. The First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee shall retain all rights under the indentures to exercise any charging lien against distributions regardless of whether such distributions are made by the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, or by the Distribution Agent at the reasonable direction of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee. Neither the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee shall incur any liability whatsoever on account of any distributions under the Plan, whether such distributions are made by First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, or by the Distribution Agent at the reasonable direction of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, except for fraud, gross negligence, or willful misconduct.

3.            Distributions of New Common Equity

Notwithstanding anything to the contrary in this Plan, the applicable Distribution Agent shall transfer or facilitate the transfer of the distributions of New Common Equity to be made under this Plan through the facilities of DTC. If it is necessary to adopt alternate, additional or supplemental distribution procedures for any reason including because such distributions cannot be made through the facilities of DTC, to otherwise effectuate the distributions under this Plan, the Debtors or Reorganized Debtors, as applicable, shall implement the Alternate/Supplemental Distribution Process. The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the New Common Equity to be distributed through the facilities of DTC. Notwithstanding any policies, practices or procedures of DTC, DTC shall cooperate with and take all actions reasonably requested by the Notice and Claims Agent and the applicable Distribution Agent to facilitate distributions of New Common Equity.

4.            Minimum Distributions

No fractional shares of New Common Equity shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Equity that is not a whole number, the actual distribution of shares of New Common Equity shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Common Equity to be distributed under the Plan shall be adjusted as necessary to account for the foregoing rounding.

5.            Undeliverable Distributions

In the event that any distribution to any Holder of Allowed Claims is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims to such property or interest in property shall be discharged and forever barred.

E.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, but subject the Consent Rights in Article I.C, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, including requiring as a condition to the receipt of a distribution, that the Holders of an Allowed Claim complete an IRS Form W-8 or W-9, as applicable. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances.

F.	Applicability of Insurance Contracts

Notwithstanding anything to the contrary in the Plan, the Plan Supplement, the Disclosure Statement or the Combined Order (including, without limitation, any provision that purports to be preemptory or supervening, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any releases):

(i)            on and after the Effective Date, all Insurance Contracts (a) are found to be and shall be treated as, Executory Contracts under the Plan and shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code by the applicable Debtor, and/or (b) shall vest in the Reorganized Debtors and ride through and continue in full force and effect in accordance with their respective terms in either case such that the Reorganized Debtors shall become and remain jointly and severally liable in full for, and shall satisfy, any premiums, deductibles, self-insured retentions and/or any other amounts or obligations arising in any way out of the receipt of payment from an Insurer in respect of the Insurance Contracts and as to which no Proof of Claim, Administrative Claim or Cure Cost claim need be filed; and

(ii)            solely with respect to Insurance Contracts, the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit (a) claimants with valid workers’ compensation claims or direct action claims against Insurers under applicable non-bankruptcy law to proceed with their claims; (b) Insurers to administer, handle, defend, settle and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (I) workers’ compensation claims, (II) claims where a claimant asserts a direct claim against an Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in the Plan to proceed with its claim, and (III) all costs in relation to each of the foregoing; and (c) the Insurers to collect from any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (or the Reorganized Debtors) and/or apply such proceeds to the obligations of the Debtors (or the Reorganized Debtors) under the applicable Insurance Contracts, in such order as the applicable Insurer may determine.

Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Contracts, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers under the Insurance Contracts and/or applicable non-bankruptcy law. For the avoidance of doubt and notwithstanding anything to the contrary herein, nothing in this Plan including this subsection shall have any application to or effect on any Opioid Insurance Policies as that term is defined in the 2020-2022 Plan.

G.	Allocation of Distributions Between Principal and Interest

Except as otherwise required by law, distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

H.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, any other Definitive Document, the Combined Order, the DIP Orders, or any other Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim.

I.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in United States dollars and shall be made, at the option of the Debtors or the Reorganized Debtors (as applicable), by checks drawn on, or wire transfer from, a domestic bank selected by the Debtors or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

J.	Setoffs and Recoupment

Except as otherwise provided herein, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable bankruptcy or non-bankruptcy law, or as may be agreed to by the Holder of an Allowed Claim, may set off or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action have not been otherwise compromised, settled, or assigned on or prior to the Effective Date (whether pursuant to the Plan, a Final Order or otherwise); provided that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action.

Article VII.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan and as otherwise required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in these Chapter 11 Cases, other than Proofs of Claims Filed for Rejection Damages Claims, shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Cost or the amount of any Rejection Damages Claim pursuant to section 365 of the Bankruptcy Code shall in all cases be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim, as applicable, under the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.C of the Plan. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance and Disallowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim immediately prior to the Effective Date, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may, but are not required to, contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (i) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (ii) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (i) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (ii) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (iii) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to the Plan.

Any objections to Claims and Interests other than General Unsecured Claims shall be served and Filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable non-bankruptcy law. If the Debtors or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.	Adjustment to Claims or Interests without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court, except that the Reorganized Debtors shall file a notice specifying the adjustment or expungement of the Claim (and the reason for the same) and serve such notice on the affected claimant.

E.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim.

Article VIII.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date that must be satisfied or waived:

1.            The Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith.

2.            The Bankruptcy Court or another court of competent jurisdiction shall have entered the Combined Order in form and substance consistent with the Restructuring Support Agreement, and such order shall be a Final Order (or such requirement shall be waived by the Debtors and the Required Supporting Secured Creditors).

3.            All documents and agreements necessary to implement the Plan (including the Definitive Documents and any documents contained in the Plan Supplement) shall have been documented in compliance with the Restructuring Support Agreement (to the extent applicable), executed, and tendered for delivery. All conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms thereof (which may occur substantially concurrently with the occurrence of the Effective Date).

4.            All actions, documents, certificates, and agreements necessary to implement the Plan (including the Definitive Documents and any other documents contained in the Plan Supplement) shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws.

5.            All authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the transactions contemplated herein shall have been obtained and shall be in full force and effect, and all applicable regulatory or government-imposed waiting periods shall have expired or been terminated.

6.            The Bankruptcy Court shall have entered the Final DIP Order on a final basis.

7.            The final version of the Plan, Plan Supplement, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the Restructuring Support Agreement.

8.            The High Court of Ireland shall have made the Irish Confirmation Order and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan).

9.            The Irish Takeover Panel shall have either: (a) confirmed that an obligation to make a mandatory general offer for the shares of Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Scheme of Arrangement and the Plan; or (b) otherwise waived the obligation on the part of any Person to make such an offer.

10.            The Debtors shall have paid in full all professional fees and expenses of the Retained Professionals that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in Professional Fee Escrow Accounts pending the Bankruptcy Court’s approval of such fees and expenses.

11.            To the extent incurred in excess of any retainer received, the reasonable fees and out of pocket expenses of the MDT II professionals (who are Brown Rudnick LLP, Houlihan Lokey Inc., and Cole Schotz) shall have been paid in full.

12.            The Debtors shall have paid the Restructuring Fees and Expenses in full, in Cash, to the extent invoiced at least five (5) Business Days prior to the Effective Date.

13.            The restructuring to be implemented on the Effective Date shall be consistent with the Plan and the Restructuring Support Agreement.

14.            There shall not have been any (a) motion, application, pleading, or proceeding pending before the Bankruptcy Court or any other court (i) challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claim against the Debtors held by, or payment made to, any Supporting Funded Debt Creditor (in its capacity as such) or any liens or security interests securing such Claim, or (ii) asserting (or seeking standing to assert) any purported Claims or Causes of Action against any of the Supporting Funded Debt Creditors (in their capacity as such), or (b) order entered by the Bankruptcy Court or any other court granting any relief with respect to any such motion, application, pleading, or proceeding; provided, however, that this condition shall be deemed satisfied if Consummation of the Plan would render the applicable motion, application, pleading, or proceeding moot or if the relief requested thereby otherwise contradicts any provision of the Plan or the Confirmation Order.

15.            There shall not have been instituted or threatened or be pending any material action, proceeding, application, claim, counterclaim or investigation (whether formal or informal) (or there shall not have been any material adverse development to any action, application, claim, counterclaim or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the Restructuring Transactions that, in the reasonable judgment of the Debtors and the Required Supporting Secured Creditors would prohibit, prevent, or restrict consummation of the Restructuring Transactions in a materially adverse manner.

B.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and consummation of this Plan set forth in this Article VIII may be waived by the Debtors, with the consent of the Required Supporting Secured Creditors and, solely with respect to the conditions set forth in Articles VIII.A.1, VIII.A.3, VIII.A.4, VIII.A.7, and VIII.A.11 to the extent waiver of such conditions adversely impacts the MDT II, the MDT II, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan; provided that the conditions set forth in Article VIII.A.10 may be waived by only the Debtors with the consent of the affected Retained Professionals. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

C.	Effect of Non-Occurrence of Conditions to the Effective Date

If the Confirmation or the consummation of this Plan does not occur with respect to one or more of the Debtors, then this Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (ii) prejudice in any manner the rights of the Debtors, any Holders or any other Person or Entity; (iii) constitute an Allowance of any Claim or Interest; or (iv) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Person or Entity in any respect.

D.	Substantial Consummation

“Substantial consummation” of the Plan, as defined in section 1102(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

Article IX.

DISCHARGE, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, including the MDT II Reserved Claims, the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, demands against, Liens on, obligations of, rights against the Debtors, the Debtors, or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has accepted the Plan. The Combined Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to this Plan, the provisions of this Plan shall constitute a good-faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

B.	Releases by the Debtors

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS PLAN OR THE COMBINED ORDER, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, AS OF THE EFFECTIVE DATE, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH RELEASED PARTY, AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, IS AND IS DEEMED TO BE FOREVER AND UNCONDITIONALLY RELEASED, ABSOLVED, ACQUITTED, AND DISCHARGED BY THE DEBTORS, THEIR ESTATES, AND THE REORGANIZED DEBTORS, IN EACH CASE ON BEHALF OF THEMSELVES AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CLAIM OR CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, FOR, OR BECAUSE OF THE DEBTORS, THEIR ESTATES, AND THE REORGANIZED DEBTORS, FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THEIR ESTATES, OR THE REORGANIZED DEBTORS THAT SUCH ENTITIES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR OR OTHER ENTITY, COULD ASSERT ON BEHALF OF THE DEBTORS, THEIR ESTATES, AND THE REORGANIZED DEBTORS, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, (I) THE MANAGEMENT, OWNERSHIP, OR OPERATION OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (II) THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (III) THE SUBJECT MATTER OF, OR THE TRANSACTIONS, EVENTS, CIRCUMSTANCES, ACTS OR OMISSIONS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE RESTRUCTURING TRANSACTIONS, INCLUDING THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE RESTRUCTURING TRANSACTIONS, (IV) THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR OR NON-DEBTOR AFFILIATE AND ANY OTHER ENTITY, (V) THE DEBTORS’ AND NON-DEBTOR AFFILIATES’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, (VI) INTERCOMPANY TRANSACTIONS, (VII) THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, THE FIRST LIEN CREDIT DOCUMENTS, THE SECOND LIEN NOTES DOCUMENTS, THE DIP LOAN DOCUMENTS, THE A/R DOCUMENTS, THE EXIT FINANCING DOCUMENTS (AND ANY FINANCING PERMITTED THEREUNDER), THE CHAPTER 11 CASES, OR ANY RESTRUCTURING TRANSACTION, (VIII) ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, OR THE RESTRUCTURING TRANSACTIONS, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN, (IX) THE DISTRIBUTION, INCLUDING ANY DISBURSEMENTS MADE BY A DISTRIBUTION AGENT, OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, OR (X) ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE RELATED TO ANY OF THE FOREGOING AND TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE; PROVIDED, THAT THE DEBTORS DO NOT RELEASE CLAIMS OR CAUSES OF ACTION ARISING OUT OF, OR RELATED TO, ANY ACT OR OMISSION OF A RELEASED PARTY THAT IS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (A) ANY POST EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, THE COMBINED ORDER, ANY OTHER DEFINITIVE DOCUMENT, ANY RESTRUCTURING TRANSACTION, ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, OR ANY CLAIM OR OBLIGATION ARISING UNDER THE PLAN OR (B) ANY CAUSES OF ACTION SPECIFICALLY RETAINED BY THE DEBTORS PURSUANT TO THE SCHEDULE OF RETAINED CAUSES OF ACTION.

ENTRY OF THE COMBINED ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (I) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, INCLUDING THE RELEASED PARTIES’ SUBSTANTIAL CONTRIBUTIONS TO FACILITATING THE RESTRUCTURING TRANSACTIONS AND IMPLEMENTING THE PLAN; (II) A GOOD-FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (III) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (IV) FAIR, EQUITABLE, AND REASONABLE; (V) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (VI) A BAR TO ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THE DEBTORS’ ESTATES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

FOR THE AVOIDANCE OF DOUBT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE FOLLOWING SHALL NOT BE INCLUDED IN THE DEBTOR RELEASE: (I) ANY RIGHTS PRESERVED UNDER THE REVISED DEFERRED CASH PAYMENT TERMS, (II) RIGHTS, CLAIMS, AND ENTITLEMENT UNDER THE MDT II CVR AGREEMENT; (III) RIGHTS UNDER THE AMENDED COOPERATION AGREEMENT; (IV) OTHER THAN AS AMENDED BY THE AMENDED COOPERATION AGREEMENT, ANY OF THE MDT II’S RIGHTS TO DISCOVERY AND ENTITLEMENTS TO DISCOVERY FROM THE DEBTORS AND ANY NON-DEBTOR AS SET FORTH IN THE COOPERATION AGREEMENT OR THE 2020-2022 PLAN, AND (V) ANY OF THE MDT II’S RIGHTS, DEFENSES, CLAIMS, AND CAUSES OF ACTION ASSIGNED UNDER THE 2020-2022 PLAN AGAINST PERSONS OTHER THAN MALLINCKRODT, INCLUDING BUT NOT LIMITED TO IN RESPECT OF OTHER OPIOID CLAIMS (AS DEFINED IN THE 2020-2022 PLAN).

C.	Releases by Holders of Claims and Interests

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS PLAN OR THE COMBINED ORDER, AS OF THE EFFECTIVE DATE, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH RELEASING PARTY, IN EACH CASE ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CLAIM OR CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, FOR, OR BECAUSE OF THE FOREGOING ENTITIES, HAS AND IS DEEMED TO HAVE, FOREVER AND UNCONDITIONALLY, (X) RELEASED, ABSOLVED, ACQUITTED, AND DISCHARGED EACH DEBTOR AND REORGANIZED DEBTOR, AND (Y) RELEASED, ABSOLVED, AND ACQUITTED EVERY OTHER RELEASED PARTY FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THEIR ESTATES, OR THE REORGANIZED DEBTORS THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN ITS OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST, OR INTERESTS IN, A DEBTOR, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, (I) THE MANAGEMENT, OWNERSHIP, OR OPERATION OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (II) THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (III) THE SUBJECT MATTER OF, OR THE TRANSACTIONS, EVENTS, CIRCUMSTANCES, ACTS OR OMISSIONS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE RESTRUCTURING TRANSACTIONS, INCLUDING THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE RESTRUCTURING TRANSACTIONS, (IV) THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR OR NON-DEBTOR AFFILIATE AND ANY OTHER ENTITY, (V) THE DEBTORS’ AND NON-DEBTOR AFFILIATES’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, (VI) INTERCOMPANY TRANSACTIONS, (VII) THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, THE FIRST LIEN CREDIT DOCUMENTS, THE SECOND LIEN NOTES DOCUMENTS, THE DIP LOAN DOCUMENTS, THE EXIT FINANCING DOCUMENTS (AND ANY FINANCING PERMITTED THEREUNDER), THE A/R DOCUMENTS, THE CHAPTER 11 CASES, OR ANY RESTRUCTURING TRANSACTION, (VIII) ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, OR THE RESTRUCTURING TRANSACTIONS, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN, (IX) THE DISTRIBUTION, INCLUDING ANY DISBURSEMENTS MADE BY A DISTRIBUTION AGENT, OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, OR (X) ANY OTHER ACT, OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE RELATING TO ANY OF THE FOREGOING AND TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE; PROVIDED, THAT THE RELEASING PARTIES DO NOT RELEASE CLAIMS OR CAUSES OF ACTION ARISING OUT OF, OR RELATED TO, ANY ACT OR OMISSION OF A RELEASED PARTY THAT IS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT; PROVIDED, FURTHER, THAT THE FOREGOING “THIRD-PARTY RELEASES” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSE OF ACTION OF ANY RELEASING PARTY AGAINST A RELEASED PARTY ARISING FROM ANY OBLIGATIONS OWED TO THE RELEASING PARTY THAT ARE WHOLLY UNRELATED TO THE DEBTORS OR THE REORGANIZED DEBTORS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (I) ANY POST EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, THE COMBINED ORDER, ANY OTHER DEFINITIVE DOCUMENT, ANY RESTRUCTURING TRANSACTION, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, OR ANY CLAIM OR OBLIGATION ARISING UNDER THE PLAN, (II) ANY CAUSES OF ACTION SPECIFICALLY RETAINED BY THE DEBTORS PURSUANT TO THE SCHEDULE OF RETAINED CAUSES OF ACTION, OR (III) ANY CLAIM OR CAUSE OF ACTION OF ANY SUPPORTING PARTY, SOLELY IN ITS CAPACITY AS A HOLDER OF EXISTING EQUITY INTERESTS, AGAINST ANY DIRECTOR OR OFFICER OF MALLINCKRODT PLC TO THE EXTENT (BUT SOLELY TO THE EXTENT) NECESSARY TO PERMIT SUCH SUPPORTING PARTY, SOLELY IN ITS CAPACITY AS A HOLDER OF EXISTING EQUITY INTERESTS, TO (A) OPT INTO (OR NOT OPT OUT OF) ANY SETTLEMENT OF SHAREHOLDER CLASS-ACTION LITIGATION AGAINST SUCH DIRECTOR OR OFFICER, PROVIDED, FOR THE AVOIDANCE OF DOUBT, NO SUPPORTING PARTY SHALL INSTITUTE, PROSECUTE, OR VOLUNTARILY ADVANCE OR CARRY ON ANY SUCH LITIGATION FOR ITSELF OR ON BEHALF OF ANY CERTIFIED OR PUTATIVE CLASS OR OTHERWISE, OR OBJECT TO ANY SETTLEMENT OF ANY APPLICABLE CLASS ACTION LITIGATION, AND, IF A SUPPORTING PARTY ENGAGES IN SUCH CONDUCT, THE UNDERLYING CLAIM OR CAUSE OF ACTION SHALL BE DEEMED RELEASED, OR (B) IF ANY OTHER HOLDER OF EXISTING EQUITY INTERESTS (AN “OTHER SHAREHOLDER”) RECEIVES A PAYMENT IN EXCESS OF $1,000,000, OR IF ANY OTHER SHAREHOLDERS RECEIVE PAYMENTS AGGREGATING IN EXCESS OF $2,500,000, IN EACH CASE IN SETTLEMENT OF LITIGATION BROUGHT INDIVIDUALLY BY SUCH OTHER SHAREHOLDER(S) IN ITS (OR THEIR) CAPACITY AS A HOLDER (OR HOLDERS) OF EXISTING EQUITY INTERESTS (WHICH LITIGATION WAS NOT INSTITUTED, PROSECUTED, OR VOLUNTARILY ADVANCED, OR CARRIED ON BY OR ON BEHALF OF THE SUPPORTING PARTY), TO PURSUE INDIVIDUAL CLAIMS AGAINST DIRECTORS OR OFFICERS OF MALLINCKRODT PLC, SOLELY IN ITS CAPACITY AS A HOLDER OF EXISTING EQUITY INTERESTS, THAT ARE OF THE SAME TYPE AND BASED ON CIRCUMSTANCES SIMILAR TO THOSE UNDERLYING THE CLAIMS BROUGHT BY SUCH OTHER SHAREHOLDER(S) THAT WERE SO SETTLED.

ENTRY OF THE COMBINED ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD-PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD-PARTY RELEASE IS: (I) CONSENSUAL; (II) ESSENTIAL TO THE CONFIRMATION OF THE PLAN; (III) GIVEN IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, INCLUDING THE RELEASED PARTIES’ SUBSTANTIAL CONTRIBUTIONS TO FACILITATING THE RESTRUCTURING TRANSACTIONS AND IMPLEMENTING THE PLAN; (IV) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (V) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR ESTATES; (VI) FAIR, EQUITABLE, AND REASONABLE; (VII) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (VIII) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE THIRD-PARTY RELEASE.

FOR THE AVOIDANCE OF DOUBT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE FOLLOWING SHALL NOT BE INCLUDED IN THE THIRD-PARTY RELEASE: (I) ANY RIGHTS PRESERVED UNDER THE REVISED DEFERRED CASH PAYMENT TERMS, (II) RIGHTS, CLAIMS, AND ENTITLEMENT UNDER THE MDT II CVR AGREEMENT; (III) RIGHTS UNDER THE AMENDED COOPERATION AGREEMENT; (IV) OTHER THAN AS AMENDED BY THE AMENDED COOPERATION AGREEMENT, ANY OF THE MDT II’S RIGHTS TO DISCOVERY AND ENTITLEMENTS TO DISCOVERY FROM THE DEBTORS AND ANY NON-DEBTOR AS SET FORTH IN THE COOPERATION AGREEMENT OR THE 2020-2022 PLAN, AND (V) ANY OF THE MDT II’S RIGHTS, DEFENSES, CLAIMS, AND CAUSES OF ACTION ASSIGNED UNDER THE 2020-2022 PLAN AGAINST PERSONS OTHER THAN MALLINCKRODT, INCLUDING BUT NOT LIMITED TO IN RESPECT OF OTHER OPIOID CLAIMS (AS DEFINED IN THE 2020-2022 PLAN).

D.	Exculpation

EFFECTIVE AS OF THE EFFECTIVE DATE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE EXCULPATED PARTIES SHALL NEITHER HAVE NOR INCUR ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY CLAIMS OR CAUSES OF ACTION ARISING PRIOR TO OR ON THE EFFECTIVE DATE FOR ANY ACT TAKEN OR OMITTED TO BE TAKEN BETWEEN THE PETITION DATE AND THE EFFECTIVE DATE IN CONNECTION WITH, OR RELATED TO, FORMULATING, NEGOTIATING, PREPARING, DISSEMINATING, IMPLEMENTING, ADMINISTERING, CONFIRMING OR EFFECTING THE CONFIRMATION OR CONSUMMATION OF THIS PLAN, INCLUDING ANY DISBURSEMENTS MADE BY A DISTRIBUTION AGENT IN CONNECTION WITH THE PLAN, THE DISCLOSURE STATEMENT, THE DEFINITIVE DOCUMENTS, THE FIRST LIEN CREDIT DOCUMENTS, THE SECOND LIEN NOTES DOCUMENTS, THE DIP LOAN DOCUMENTS, THE A/R DOCUMENTS, THE EXIT FINANCING DOCUMENTS (AND ANY FINANCING PERMITTED THEREUNDER), OR ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THIS PLAN OR ANY OTHER POSTPETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR IN CONTEMPLATION OF THE RESTRUCTURING OF THE DEBTORS, THE APPROVAL OF THE DISCLOSURE STATEMENT OR CONFIRMATION OR CONSUMMATION OF THIS PLAN; PROVIDED, THAT THE FOREGOING PROVISIONS OF THIS EXCULPATION SHALL NOT OPERATE TO WAIVE OR RELEASE: (I) ANY CLAIMS OR CAUSES OF ACTION ARISING FROM WILLFUL MISCONDUCT, ACTUAL FRAUD, OR GROSS NEGLIGENCE OF SUCH APPLICABLE EXCULPATED PARTY AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION; AND/OR (II) THE RIGHTS OF ANY PERSON OR ENTITY TO ENFORCE THIS PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES, AND OTHER AGREEMENTS AND DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THIS PLAN OR ASSUMED PURSUANT TO THIS PLAN OR FINAL ORDER OF THE BANKRUPTCY COURT; PROVIDED, FURTHER, THAT EACH EXCULPATED PARTY SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL CONCERNING ITS RESPECTIVE DUTIES PURSUANT TO, OR IN CONNECTION WITH, THE ABOVE REFERENCED DOCUMENTS, ACTIONS OR INACTIONS. NOTWITHSTANDING THE FOREGOING, THE EXCULPATED PARTIES SHALL BE ENTITLED TO THE PROTECTIONS IN SECTION 1125(E) OF THE BANKRUPTCY CODE TO THE FULLEST EXTENT PERMITTED THEREIN.

THE EXCULPATED PARTIES HAVE, AND UPON CONSUMMATION OF THE PLAN SHALL BE DEEMED TO HAVE, PARTICIPATED IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE LAWS WITH REGARD TO THE SOLICITATION OF VOTES AND DISTRIBUTION OF CONSIDERATION PURSUANT TO THE PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.

THE FOREGOING EXCULPATION SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON OR ENTITY.

E.	Permanent Injunction

except as otherwise EXPRESSLY provided in this Plan OR THE Combined Order, FROM AND AFTER THE EFFECTIVE DATE, All PERSONS AND Entities ARE, To the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, PERMANENTLY ENJOINED FROM (i) commencing or continuing, in any manner or in any place, any suit, ACTION or other proceeding OF ANY KIND; (ii) enforcing, attaching, collecting, or recovering in any manner OR MEANS any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (Iv) asserting a right of SETOFF (EXCEPT TO THE EXTENT THAT THE SETOFF IS VALID AND ASSERTED WITH RESPECT TO A FILED PROOF OF CLAIM OR BY WAY OF A MOTION FILED PRIOR TO ENTRY OF THE COMBINED ORDER) OR subrogation of any kind; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR with RESPECT to ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, Cause of action, interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled or discharged or to be discharged pursuant to this Plan or the Combined Order against any PERSON OR entity so released, discharged, or exculpated (or the property or estate of any PERSON OR entity so released, discharged, or exculpated). All injunctions or stays provided for in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

Article X.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, except to the extent set forth herein or under applicable federal law, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

A.            allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

B.            decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or the Plan;

C.            resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (iii) any dispute regarding whether a contract or lease is or was executory or expired;

D.            ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and the Combined Order;

E.            adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

F.            adjudicate, decide, or resolve any and all matters related to Causes of Action;

G.            adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

H.            resolve any cases, controversies, suits, or disputes that may arise in connection with any Claims, including claim objections, allowance, disallowance, estimation, and distribution;

I.             enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the Combined Order, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Combined Order, or the Disclosure Statement, including the Restructuring Support Agreement;

J.             enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

K.            resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan, the Combined Order, or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or the Combined Order, or any Entity’s rights arising from or obligations incurred in connection with the Plan or the Combined Order;

L.            issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan or the Combined Order;

M.            resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

N.            resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

O.            enter and implement such orders as are necessary or appropriate if the Combined Order is for any reason modified, stayed, reversed, revoked, or vacated;

P.            determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Combined Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Combined Order, or the Disclosure Statement;

Q.            enter an order or final decree concluding or closing the Chapter 11 Cases;

R.            adjudicate any and all disputes arising from or relating to distributions to Holder of Claims in Class 2 or Class 3 under the Plan;

S.            consider any modification of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Combined Order;

T.            determine requests for payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

U.            hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Combined Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

V.            hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

W.            hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including without limitation any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

X.            hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the releases, injunctions, and exculpations provided under Article IX of the Plan;

Y.            resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

Z.            enforce all orders previously entered by the Bankruptcy Court; and

AA.        hear any other matter over which the Bankruptcy Court has jurisdiction.

Additionally, the Bankruptcy Court will retain jurisdiction to adjudicate, decide, or resolve issues raised by the Monitor, but such jurisdiction will not be exclusive and the Monitor shall retain the right to seek relief in all other courts.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article X, the provisions of this Article X shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Notwithstanding anything to the contrary in the Plan, the Bankruptcy Court’s jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date, including, without limitation, any Claims based in whole or in part on any conduct of the Debtors occurring on or before the Effective Date, shall be non-exclusive.

Article XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN

A.	Modification of Plan

Subject to the terms of the Restructuring Support Agreement and the limitations contained in the Plan, the Debtors or Reorganized Debtors reserve the right to, in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement: (i) amend or modify the Plan prior to the entry of the Combined Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; (ii) amend or modify the Plan after the entry of the Combined Order in accordance with section 1127(b) of the Bankruptcy Code and the Restructuring Support Agreement upon order of the Bankruptcy Court; and (iii) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan upon order of the Bankruptcy Court.

B.	Effect of Confirmation on Modifications

Entry of the Combined Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur

Subject to the conditions to the Effective Date, the Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan prior to the entry of the Combined Order and to File subsequent Plans of reorganization. If the Debtors revoke or withdraw the Plan, or if entry of the Combined Order or the Effective Date does not occur, or if the Restructuring Support Agreement terminates in accordance with its terms prior to the Effective Date, then: (i) the Plan shall be null and void in all respects; (ii) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Existing Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity; provided, that any Restructuring Fees and Expenses that have been paid as of the date of revocation or withdrawal of the Plan shall remain paid and shall not be subject to disgorgement or repayment without further order of the Bankruptcy Court.

Article XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the documents and instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims and Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases, and notwithstanding whether or not such Person or Entity (i) will receive or retain any property, or interest in property, under this Plan, (ii) has filed a Proof of Claim in the Chapter 11 Cases or (iii) failed to vote to accept or reject this Plan, affirmatively voted to reject this Plan, or is conclusively presumed to reject this Plan. The Combined Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Combined Order.

C.	Reservation of Rights

The Plan shall have no force or effect unless and until the Bankruptcy Court enters the Combined Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

D.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

E.	No Successor Liability

Except as otherwise expressly provided in this Plan and the Combined Order, each of the Reorganized Debtors (i) is not, and shall not be deemed to assume, agree to perform, pay or otherwise have any responsibilities for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the operations or the assets of the Debtors on or prior to the Effective Date, (ii) is not, and shall not be, a successor to the Debtors by reason of any theory of law or equity or responsible for the knowledge or conduct of any Debtor prior to the Effective Date, and (iii) shall not have any successor or transferee liability of any kind or character.

F.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall also be served on:

Debtors	Counsel to the Debtors
Mallinckrodt plc College Business & Technology Park Cruiserath Road Blanchardstown, Dublin Dublin 15 Attn: Mark Tyndall

Richards, Layton & Finger, P.A.
One Rodney Square
920 N. King Street
Wilmington, Delaware 19801
Attn: Mark Collins, Michael Merchant, Amanda Steele, and Brendan Schlauch

and

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attn: George Davis, Anu Yerramalli, and Adam
Ravin

and

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800,
Chicago, Illinois 60611
Attn: Jason Gott

United States Trustee	Counsel to the Ad Hoc First Lien Term Loan Group
Office of the United States Trustee for the District of Delaware 844 King Street, Suite 2207 Wilmington, Delaware 19801 Attn: Jane M. Leamy and Linda Richenderfer	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166-0193 Attn: Scott J. Greenberg, Michael J. Cohen, and Joe Zujkowski
Counsel to the Ad Hoc Crossover Group	Counsel to the Ad Hoc 2025 Noteholder Group
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attn: Andrew Rosenberg and Alice Belisle Eaton	Davis Polk & Wardwell LLP 450 Lexington Ave New York, New York 10017 Attn: Darren S. Klein and Aryeh E. Falk
Counsel to the MDT II	Counsel to certain Holders of Claims in the Ad Hoc Crossover Group
Brown Rudnick LLP Seven Times Square New York, New York 10019 Attn: David Molton and Steven Pohl	Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Attn: James L. Bromley, Ari B. Blaut, and Benjamin S. Beller

After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Combined Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Combined Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Combined Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

On the Effective Date, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, the Plan Supplement, and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

J.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall initially be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the exhibits and documents are Filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://cases.ra.kroll.com/Mallinckrodt2023 or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.	Nonseverability of Plan Provisions upon Confirmation

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be acceptable to the Debtors and the Required Supporting Secured Creditors. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (i) valid and enforceable pursuant to its terms; (ii) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (iii) nonseverable and mutually dependent.

L.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

M.	Conflicts

To the extent that any provision of the Disclosure Statement, or any order entered prior to Confirmation (for avoidance of doubt, not including the Combined Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control. To the extent that any provision of the Plan conflicts with or is in any way inconsistent with any provision of the Combined Order, the Combined Order shall govern and control.

N.	2020-2022 Confirmation Order

For the avoidance of doubt, except as expressly set forth herein, the 2020-2022 Confirmation Order shall remain in full force and effect. To the extent that any agreements (including, but not limited to, the Original Deferred Cash Payments Agreement and the Cooperation Agreement) authorized under or incorporated into the 2020-2022 Confirmation Order have been amended or modified in accordance with the terms of such agreements, such amended or modified agreements remain in full force and effect unless the agreements have been terminated or have expired in accordance with the terms of such agreements. Notwithstanding the foregoing, to the extent that the terms of the Combined Order conflict or are in any way inconsistent with any of the terms of the 2020-2022 Confirmation Order or any agreement (as may have been amended or modified from time to time) authorized under the 2020-2022 Confirmation Order, the terms of the Combined Order (including the treatment of Claim and Interests under this Plan) shall govern.

O.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Supporting First Lien Creditors, the Supporting Second Lien Creditors, and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

P.	Section 1125(e) Good Faith Compliance

The Debtors, the Reorganized Debtors, the Supporting First Lien Creditors, the Supporting Second Lien Creditors, and each of their respective current and former officers, directors, members (including ex officio members), managers, employees, partners, advisors, attorneys, professionals, accountants, investment bankers, investment advisors, actuaries, Affiliates, financial advisors, consultants, agents, and other representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such), shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

Q.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Confirmation Hearing to receive documents pursuant to Bankruptcy Rule 2002.

Respectfully submitted, as of the date first set forth above,

Mallinckrodt plc
(on behalf of itself and all other Debtors)

By:	/s/ Jason Goodson
Name:	Jason Goodson
Title:	Executive Vice President and Chief Strategy and Restructuring Officer

Exhibit 1

New Takeback Debt Term Sheet

Mallinckrodt plc

New Takeback Debt Term Sheet1

Summary of Settled Terms and Conditions

Takeback Debt:	Term loans (“Term Loans”) under a new senior secured first lien term loan facility (“Term Loan Facility”) and senior secured first lien notes (“Notes”) in an aggregate principal amount of $1.65 billion (collectively, the “Takeback Debt”).

Any Takeback Debt issued in satisfaction of DIP Claims will be first-out term loans (the “First Out Takeback Debt”), and any Takeback Debt issued to satisfy First Lien Claims will be second-out (the “Second Out Takeback Debt”).

Borrowers/Issuers:	Mallinckrodt International Finance S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, and Mallinckrodt CB LLC, a Delaware limited liability company.

Guarantors:	The obligations of the Borrowers shall be unconditionally guaranteed, on a joint and several basis, by each of the obligors on the First Lien Indebtedness (subject to limited exceptions to be agreed, including exclusion of Mallinckrodt Petten Holdings B.V.).

Takeback Debt Election:	Each holder of any First Lien Claims may elect to receive Takeback Debt in the form of Term Loans or Notes, regardless of whether such holder’s First Lien Claims were on account of First Lien Notes or First Lien Term Loans; provided that any holder of First Lien Claims that elects to receive Takeback Debt in the form of Notes must certify to the reasonable satisfaction of the Debtors that it is: (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)); (ii) an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act); or (iii) a person other than a “U.S. person” (as defined in Rule 902(k) of Regulation S under the Securities Act), is acquiring the Notes in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act and not participating on behalf of or on account of a U.S. person.

Unless a holder of First Lien Claims affirmatively elects otherwise, each holder of First Lien Term Loans will receive Takeback Debt in the form of Term Loans on account of such First Lien Term Loans, and each holder of First Lien Notes will receive Takeback Debt in the form of Notes on account of such First Lien Notes.

Security:	Subject to customary exceptions, the Takeback Debt shall be secured by first priority liens and security interests on all collateral securing the First

1 Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Restructuring Support Agreement (the “RSA”) to which this New Takeback Loan Facility Term Sheet is attached as Exhibit H or the Prepackaged Joint Plan of Reorganization of Mallinckrodt plc and Its Debtor Affiliates under Chapter 11 of the Bankruptcy Code (the “Plan”), as applicable.

Lien Indebtedness and any currently unencumbered property of any borrower or guarantor, subject to further diligence; provided that no such liens shall be granted on any receivables or related assets transferred to, or constituting collateral of, the Exit A/R Facility (or the equity of the non-Debtor subsidiary of Mallinckrodt plc that is the borrower in respect of such facility).

All Takeback Debt (including, for the avoidance of doubt, Terms Loans and Notes, and First Out Takeback Debt and Second Out Takeback Debt) shall be secured by the same collateral and shall share liens on such collateral.

Maturity:	All Takeback Debt obligations shall be due and payable in cash on the date that is 5 years following the Plan Effective Date (“Inside Maturity”).

Interest:	First-out Term Loans: SOFR + 750 bps (subject to 4.50% SOFR floor) Second-out Term Loans: SOFR + 950 bps (subject to 4.50% SOFR floor) Second-out Notes: 14.75%

Amortization:	Term loans: 1.0% per annum payable quarterly. Notes: None.

Call Protection:	Make-whole (discounted at T + 50 bps) for first 24 months; thereafter callable at any time and from time to time, in whole or in part, at par without premium or penalty.

Covenants:	Takeback Debt to include covenants customary for facilities of this size and type, in light of prevailing market conditions, subject to reasonable consent of Company, Ad Hoc First Lien Term Loan Group and Ad Hoc Crossholder Group.

The Takeback Debt shall not be subject to any financial covenants.

Ratings:	Takeback Debt to be rated by two of the following: S&P, Moody’s or Fitch.

Prepayment:	Takeback Debt to include mandatory repayment/repurchase obligation with the net proceeds of asset sales (subject to customary exceptions) at repayment/repurchase price that includes applicable make-whole premium.

Takeback Debt to be subject to a mandatory repayment/repurchase obligation with 50% of excess cash flow at repayment/repurchase price equal to par.

Holders of Takeback Debt may decline the above-described mandatory repayment/repurchase payments. With respect to any Notes, applicable mechanics shall be structured so as to permit compliance with all applicable securities laws.

DTC Eligibility:	The Notes shall be made eligible to be held through DTC.

Intercreditor:	All First Out Takeback Debt shall have priority of payment over all Second Out Takeback Debt, whether in the form of Term Loans or Notes.

All voting or control rights of holders of Takeback Debt as such shall be shared pro rata among all holders of Takeback Debt, whether such Takeback Debt is First Out Takeback Debt or Second Out Takeback Debt or is in the form of Term Loans or Notes.

2

All Second Out Takeback Debt, whether in the form of Term Loans or Notes, shall be pari passu.

Amendments	To be customary for transactions of this type and mutually agreed by the Borrowers and Holders of Takeback Debt, including customary anti-Serta language.

Syndicated Exit Financing Consent Rights:	The terms of any Syndicated Exit Financing shall be acceptable to each of the Debtors, the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors.

3